Filed Pursuant to Rule 424(B)(2)
File No. 333-129642
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 22, 2005)

3,300,000 shares

Common Stock

The shares of our common stock offered hereby are shares that we will loan to Bear, Stearns International Limited pursuant to a share lending agreement among us, Bear Stearns International Limited, as principal and Bear, Stearns & Co. Inc., as agent.

The common stock is listed on the New York Stock Exchange under the symbol “GDP.” On November 29, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $43.49 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying prospectus.

The shares of our common stock are offered for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise. These shares will be sold at prevailing market prices at the time of sale or at negotiated prices.

The underwriter may receive from investors an amount of $0.05 for each share of common stock sold to those investors in the offering.

We will not receive any of the proceeds from the sale of the shares of common stock in this offering. We have been advised by Bear, Stearns & Co. Inc. that it, or its affiliates, intend to use its proceeds from the sale of the shares to facilitate transactions by which investors in our convertible senior notes due 2026 being offered in a concurrent private placement to qualified institutional buyers will hedge their investments in the convertible notes through short sales or privately negotiated derivatives transactions. See “Share Lending Agreement; Concurrent Offering of Convertible Notes” and “Underwriting”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.

The date of this prospectus supplement is November 30, 2006.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. These filings are also available to the public from the SEC’s web site at www.sec.gov. We also maintain an Internet site at www.goodrichpetroleum.com that contains information concerning us and our affiliates. The information at our internet site is not incorporated by reference in this prospectus supplement and the accompanying prospectus, and you should not consider it to be part of this prospectus supplement and the accompanying prospectus.

We have included the accompanying prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in this prospectus supplement or the accompanying prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus supplement and the accompanying prospectus describe the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of shares is completed:

•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

S-ii

•	our Annual Reports on Form 10-K and 10-K/A, including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our Annual Meeting of Stockholders held on May 18, 2006, for the fiscal year ended December 31, 2005;

•	our Quarterly Reports on Form 10-Q for the three months ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our Current Reports on Form 8-K filed on January 17, 2006, January 25, 2006, February 21, 2006, April 20, 2006, May 10, 2006 and September 6, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

We will provide, without charge, to each person to whom this prospectus supplement has been delivered a copy of any or all of these filings (other than exhibits to documents that are not specifically incorporated by reference in the documents). You may request copies of these filings by writing or telephoning us at: Goodrich Petroleum Corporation, Attention: Chief Financial Officer, 808 Travis Street, Suite 1320, Houston, Texas 77002, telephone (713) 780-9494.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Some of the information, including all of the estimates and assumptions, contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:

•	anticipated capital expenditures;

•	production;

•	future cash flows and borrowings;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.

Although we believe that these forward-looking statements are based on reasonable assumptions, our expectations may not occur and we cannot guarantee that the anticipated future results will be achieved. A number of factors could cause our actual future results to differ materially from the anticipated future results expressed in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These factors include, among other things:

•	the volatility of natural gas and oil prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire reserves;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in two primary areas;

•	delays due to weather or availability of pipeline crews or equipment;

S-iii

•	drilling risks;

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition; and

•	our financial results being contingent upon purchasers of our production meeting their obligations.

Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and the risk factors beginning on page S-10 of this prospectus supplement and on page 5 of the accompanying prospectus.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our business and financial data. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein in their entirety before making an investment decision. In this prospectus supplement, the terms “Goodrich Petroleum Corporation,” “Goodrich,” “we,” “us,” “our” and similar terms mean Goodrich Petroleum Corporation and its subsidiaries. We have provided definitions for some of the oil and gas industry terms used in this prospectus supplement in the Glossary beginning on page S-33 of this prospectus supplement.

Goodrich Petroleum Corporation

We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley trend of East Texas and Northwest Louisiana and in the transition zone of South Louisiana. At December 31, 2005, Goodrich had estimated proved reserves of approximately 5.0 MMBbls of oil and condensate and 143.0 Bcf of natural gas, or an aggregate of 172.8 Bcfe with a pre-tax present value of future net cash flows, discounted at 10%, of $587.7 million and an after-tax present value of discounted future net cash flows of $410.6 million, which is also referred to as the standardized measure of discounted future net cash flows. See “Summary Production, Operating and Reserve Data” for a reconciliation to the standardized measure of discounted future net cash flows.

Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002. We also have an administrative office in Shreveport, Louisiana.

Business Strategy

Our business strategy is to provide long term growth in net asset value per share, through the growth and expansion of our oil and gas production and reserves. We focus on adding reserve value through the development of our relatively low risk development drilling program in the Cotton Valley trend, while maintaining our drilling activities in select high impact well locations in South Louisiana. We continue to aggressively pursue the acquisition and evaluation of prospective acreage, oil and gas drilling opportunities and potential property acquisitions.

Several of the key elements of our business strategy are the following:

•	Exploit and Develop Existing Property Base. We seek to maximize the value of our existing assets by developing and exploiting our properties with the lowest risk and the highest production and reserve growth potential. We intend to concentrate on developing our multi-year inventory of drilling locations in the Cotton Valley trend while selectively pursuing exploitation and development opportunities on our South Louisiana transition zone properties. Our Cotton Valley trend inventory is currently estimated to include approximately 2,300 drilling locations, based on an anticipated 40 acre spacing for vertical wells. We are continually performing field studies of our existing properties and reevaluating exploration and development opportunities using advanced technologies. For example, we recently commenced drilling our first horizontal well in the Cotton Valley trend and currently intend to continue to pursue additional horizontal drilling opportunities in the Cotton Valley trend.

•	Expand Acreage Position in the Cotton Valley Trend. We have increased our acreage position from approximately 45,000 gross acres at December 31, 2004 to approximately 160,000 gross acres as of November 27, 2006. We concentrate our efforts in areas where we can apply our technical expertise and where we have significant operational control or experience. To leverage our extensive regional knowledge base, we seek to acquire leasehold acreage with significant drilling potential in areas, such as the Cotton Valley trend and South Louisiana, which exhibit similar characteristics to our existing properties. We continually strive to rationalize our portfolio of properties by selling marginal properties in an effort to redeploy capital to exploitation, development and exploration projects which offer a potentially higher overall return.

•	Focus on Low Operating Costs. We continually seek ways to minimize lease operating expenses and overhead expenses. We will continue to seek to control costs to the greatest extent possible by controlling our operations. As we continue to develop our Cotton Valley trend properties, our overall operating costs per Mcfe are expected to decrease due to the lower cost nature of our Cotton Valley trend operations relative to our South Louisiana operations.

•	Selectively Grow Through Exploration. We conduct an active exploration program, both within and outside our existing properties, that is designed to complement our lower risk exploitation and development efforts with moderate risk exploration projects offering greater production and reserve growth potential. We utilize 3-D seismic data and other technical applications, as appropriate, to manage our exploration risk. We will also attempt to reduce our risk on exploration projects when appropriate through the sale of working interests to outside drilling partners on a promoted basis.

•	Maintain an Active Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically fixed price swaps and costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy. As of September 30, 2006, we had an average of 15,000 MMbtu per day of gas hedged at an average price of $6.95 per MMbtu and 800 Bbls per day of oil hedged at an average price of $50.80 per Bbl for the remainder of 2006. Our 2007 hedging program for gas consists of collars of approximately 29,000 MMbtu per day with an average floor price of $7.70 and an average ceiling price of $12.61, plus swaps on an additional 10,000 MMbtu per day in the first quarter only, at an average price of $7.77. Oil hedges for 2007 consist of 400 Bbls per day swapped at an average price of $53.35 and collars on 400 Bbls per day with a floor price of $60.00 and a ceiling price of $76.50.

Summary of Oil and Gas Operations and Properties

Cotton Valley Trend

Overview.  As of December 31, 2005, approximately 71% of our proved oil and gas reserves were in the Cotton Valley trend of East Texas and Northwest Louisiana. We have spent approximately 89% of our 2006 capital expenditures of $196.3 million through September 30, 2006 in the Cotton Valley trend. As of November 27, 2006, we have acquired or farmed in leases totaling approximately 160,000 gross (103,000 net) acres and are continually attempting to acquire additional acreage in the area. Our total 160,000 gross acres includes company operated acreage comprising 112,000 gross acres (with an average working interest of approximately 85% in the wells we have drilled to date) and non-operated acreage comprising 48,000 gross acres (with an average working interest of 42% in the wells we have drilled to date). As of November 27, 2006, we have drilled and/or logged 152 Cotton Valley wells with a 100% success rate. Our current Cotton Valley trend drilling activities are centered about seven primary leasehold areas in East Texas and Northwest Louisiana as further described below:

Dirgin-Beckville.  The Dirgin-Beckville area is located in Rusk County, Texas. As of November 27, 2006, we have acquired leases totaling approximately 12,600 gross (10,900 net) acres with an average working interest of approximately 92% in the wells we have drilled to date. As of November 27, 2006, we had successfully drilled and logged 51 Cotton Valley trend wells in the Dirgin-Beckville area.

We have recently entered into a definitive agreement to purchase a 14.5% working interest in 22 wells and approximately 3,300 gross (500 net) acres in the Dirgin-Beckville field for approximately $6.1 million. The purchase has an effective date of November 1, 2006 and is expected to close before the end of the year. We own the remaining 85.5% working interest in the 22 wells and acreage.

North Minden.  The North Minden area is located in Panola and Rusk Counties, Texas. As of November 27, 2006, we have acquired leases totaling approximately 35,700 gross (30,500 net) acres with a working interest of approximately 93% in the wells we have drilled to date. As of November 27, 2006, we had successfully drilled 60 Cotton Valley trend wells in the North Minden area.

South Henderson.  The South Henderson area is located in Rusk County, Texas. As of November 27, 2006, we have acquired leases totaling approximately 14,500 gross (11,400 net) acres with an average working interest of approximately 100% in the wells we have drilled to date. As of November 27, 2006, we had successfully drilled and logged 7 Cotton Valley trend wells in the South Henderson area.

Bethany-Longstreet.  The Bethany-Longstreet field is located in Caddo and DeSoto Parishes in Northwest Louisiana. As of November 27, 2006, we have entered into a farmout or acquired leases totaling approximately 21,800 gross (15,200 net) acres with a working interest of 70% in the wells we have drilled to date. As of November 27, 2006, we had successfully drilled and logged 13 Cotton Valley trend wells in the field.

Cotton, South.  The Cotton South field is located in Angelina and Nacogdoches Counties, Texas. As of November 27, 2006, we had leases on approximately 19,200 gross (5,900 net) acres in the field and had successfully drilled, logged or recompleted 9 wells in the field, with an average working interest of 42% in the wells we have drilled to date.

Cotton.  The Cotton field is located in Angelina and Nacogdoches Counties, Texas. As of November 27, 2006, we have acquired approximately 27,800 gross (11,100 net) acres in the field with a 40% working interest in the primary targets from the surface to approximately 12,900 feet, and a 20% working interest in the rights below approximately 12,900 feet. We have drilled one well in the field with a second well being drilled currently below 12,900 feet, in which our expenses are being paid by a third party.

Alabama Bend.  The Alabama Bend field is located in Bienville Parish in Northwest Louisiana, approximately 15 miles east of our Bethany-Longstreet field. On November 27, 2006 we announced that we have entered into a farmout agreement on 16,000 gross (8,000 net) acres. We will own a 100% working interest in the initial well drilled in each of 33 sections (with each section being 640 acres), with the farmor reserving the right to participate for up to a 50% working interest in subsequent wells drilled in each section.

Other Cotton Valley Trend.  As of November 27, 2006, we also own 12,900 gross (9,400 net) acres in four separate areas of the Cotton Valley trend in Harrison, Smith and Upshur Counties, Texas, with an average working interest of 83% in the wells we have drilled to date.

Production and Reserves.  For the wells completed to date in the Cotton Valley trend, the average initial gross production rate per well was approximately 1,600 Mcfe per day. This average initial gross production rate is consistent with the range we originally projected prior to commencing our drilling activities in the Cotton Valley trend. Initial production from the Cotton Valley trend wells commenced in June 2004 and for the quarter ended September 30, 2006, gross production from all of our Cotton Valley trend wells was approximately 52,000 Mcfe of gas per day.

  South Louisiana

Overview.  As of December 31, 2005, approximately 26% of our proved oil and natural gas reserves were in the transition zone of South Louisiana. This region refers to the geographic area that covers the onshore and in-land waters of South Louisiana lying in the southern half of Louisiana, which is one of the most prolific oil and natural gas producing sedimentary basins. Our production in this region comes predominately from Miocene and Frio age formations in the following areas:

Burrwood and West Delta 83 Fields.  The Burrwood/West Delta 83 fields, located in Plaquemines Parish, Louisiana, were discovered in 1955 by Chevron. We currently have interests in 21 active wells in the fields. We have an average 63% working interest in the wells we have drilled to date and a 65% working interest in the leasehold in the field.

Lafitte Field.  The Lafitte field is located in Jefferson Parish, Louisiana and was discovered in 1935 by Texaco. We own a non-operated, approximately 49% working interest in the 28 active producing wells in the field.

Second Bayou Field.  The Second Bayou field is located in Cameron Parish, Louisiana and was discovered in 1955 by the Sun Texas Company. We have an average working interest of approximately 35% in 8 active wells in the field and 1,395 gross acres.

Other Fields.  We maintain ownership interests in acreage and/or wells in several additional fields in Louisiana, including the (i) Ada field, located in Bienville Parish, (ii) Lake Raccourci field, located in Terrebonne Parish, (iii) Pecan Lake field, located in Cameron Parish, (iv) Plumb Bob field, located in St. Martin Parish, (v) St. Gabriel field, located in Iberville and Ascension Parishes, and (vi) Bayou Bouillon field, located in St. Martin and Iberville Parishes.

Other Properties

We maintain ownership interests in acreage and/or wells in several additional fields including the (i) Mary Blevins field, located in Smith County, Texas, (ii) Midway field, located in San Patricio County, Texas, (iii) Mott Slough field, located in Wharton County, Texas and (iv) the Garfield Unit, located in Kalkaska County, Michigan.

Concurrent Transaction

Concurrently with this offering, we are offering $125 million of convertible senior notes due 2026. The convertible notes are being offered to qualified institutional buyers eligible under Rule 144A of the Securities Act. We also expect to grant a 13-day option to the initial purchasers of the convertible notes to purchase up to an additional $50 million aggregate principal amount of the convertible notes. We intend to use the net proceeds of the offering to pay off completely our $50 million second lien term loan, and to reduce our bank revolver with the remaining proceeds of approximately $70 million. We cannot give any assurance that the convertible notes offering will be completed. The closing of this offering is conditioned upon the closing of the convertible notes offering.

The terms of the convertible notes have not yet been finalized. The notes will initially bear interest at a fixed rate expected to be between 2.75% and 3.25% per year. The convertible notes will also bear contingent interest if the trading price of the notes reaches a specified level after December 1, 2011. Holders of the notes may, under certain circumstances at their option, convert the notes based on a base conversion price expected to be between 50% and 55% above the closing price of our common stock on the day of pricing of the notes offering. In addition, to the extent our applicable common stock price at the time of conversion exceeds the base conversion price, converting holders would be entitled to receive an additional number of shares of common stock up to a specified incremental share factor, which will be between 15% and 20% of the base conversion rate. Upon conversion, we will be entitled to elect to deliver the conversion value to converting holders in shares of common stock or a combination of cash up to the principal amount of the converted notes and shares of common stock with respect to the conversion value in excess thereof. The applicable conversion rate will be subject to customary adjustments in certain circumstances. The number of shares of common stock to be sold in this offering may be reduced depending on the final conversion terms of the convertible notes.

On or after December 1, 2011, we may redeem for cash all or a portion of the notes at a redemption price of 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date. Subject to certain conditions, holders may require us to purchase all or a portion of their notes on each of December 1, 2011, December 1, 2016 and December 1, 2021. In addition, if we experience specified types of corporate transactions, holders may require us to purchase all or a portion of their notes. Any repurchase of the notes pursuant to these provisions will be for cash at a price equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest to the date of repurchase.

THE OFFERING

Issuer	Goodrich Petroleum Corporation

Shares of Common Stock Offered	3,300,000 shares

Shares of Common Stock Outstanding Following this Offering(1)	28,467,590 shares (including the shares offered hereby)

Trading Symbol for our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “GDP”

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in our common stock

(1)	As of November 21, 2006. Excludes the following at November 21, 2006 (i) 1,900,000 shares reserved for issuance pursuant to our stock option plans, in addition to 1,023,500 outstanding options to purchase shares (having a weighted average exercise price of $20.01 per share); (ii) 242,000 shares of unvested restricted stock; (iii) shares issuable upon conversion of the convertible notes offered in our concurrent note offering and (iv) up to 3,587,850 shares issuable upon conversion of our preferred stock. The number of shares offered hereby and outstanding after the offering may be reduced depending on the final conversion terms on the convertible notes offered in our concurrent note offering.

The shares of our common stock offered hereby are shares that we have loaned to an affiliate of Bear, Stearns & Co. Inc. pursuant to a share lending agreement, dated as of November 30, 2006, which we refer to as the “share lending agreement.” We will not receive any proceeds from this offering. See “Share Lending Agreement; Concurrent Offering of Convertible Notes” and “Underwriting”.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share amounts)

The following table sets forth summary financial data as of and for each of the three years ended December 31, 2003, 2004 and 2005 and the nine months ended September 30, 2005 and 2006. This data was derived from our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2005, and from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the nine months ended September 30 2006, which is incorporated by reference herein. The financial data below should be read together with, and are qualified in their entirety by reference to, our historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Annual Report on Form 10-K and our quarterly report on Form 10-Q, incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)

Revenues:
Oil and gas revenues	$31,663	$44,861	$68,387	$42,963	$83,515
Other	477	151	1,016	938	1,797

	32,140	45,012	69,403	43,901	85,312

Operating expenses:
Lease operating expense	6,099	7,402	9,931	6,936	14,327
Production taxes	2,288	3,105	4,053	2,934	5,047
Transportation	—	—	558	258	2,921
Depletion, depreciation and amortization	8,996	11,562	25,563	18,287	37,120
Exploration	2,249	4,426	6,867	5,339	5,178
Impairment of oil and gas properties	335	—	340	—	—
General and administrative	5,314	5,821	8,622	5,969	12,248
(Gain) loss on sale of assets	66	(50)	(235)	(169)	—
Other	—	—	512	512	1,344

	25,347	32,266	56,211	40,066	78,185

Operating income	6,793	12,746	13,192	3,835	7,127

Other income (expense):
Interest expense	(1,051)	(1,110)	(2,359)	(1,204)	(4,706)
Gain (loss) on derivative instruments not qualifying for hedge accounting	—	2,317	(37,680)	(42,736)	34,611
Gain on litigation judgment	—	2,118	—	—	—

	(1,051)	3,325	(40,039)	(43,940)	29,905

Income (loss) from continuing operations before income taxes	5,742	16,071	(26,847)	(40,105)	37,032
Income tax (expense) benefit	(2,016)	1,707	9,397	14,035	(12,961)

Income (loss) from continuing operations	3,726	17,778	(17,450)	(26,070)	24,071
Discontinued operations including gain on sale, net of income taxes	196	749	—	—	—

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2004	2005	2005	2006
				(unaudited)

Income (loss) before cumulative effect of change in accounting principle	3,922	18,527	(17,450)	(26,070)	24,071
Cumulative effect of change in accounting principle, net of tax	(205)	—	—	—	—

Net income (loss)	3,717	18,527	(17,450)	(26,070)	24,071
Preferred stock dividends	633	633	755	474	4,504
Preferred stock redemption premium	—	—	—	—	1,545

Net income (loss) applicable to common stock	$3,084	$17,894	$(18,205)	$(26,544)	$18,022

Income (loss) per common share — Basic
Net income (loss) from continuing operations	$0.21	$0.91	$(0.75)	$(1.13)	$0.97
Discontinued operations	0.01	0.04	—	—	—

Net income (loss) before cumulative effect	0.22	0.95	(0.75)	(1.13)	0.97
Cumulative effect	(0.01)	—	—	—	—

Net income (loss)	$0.21	$0.95	$(0.75)	$(1.13)	$0.97

Net income (loss) applicable to common stock	$0.17	$0.92	$(0.78)	$(1.15)	$0.72

Income (loss) per common share — Diluted
Net income (loss) from continuing operations	$0.18	$0.87	$(0.75)	$(1.13)	$0.95
Discontinued operations	0.01	0.04	—	—	—

Net income (loss) before cumulative effect	0.19	0.91	(0.75)	(1.13)	0.95
Cumulative effect	(0.01)	—	—	—	—

Net income (loss)	$0.18	$0.91	$(0.75)	$(1.13)	$0.95

Net income (loss) applicable to common stock	$0.15	$0.88	$(0.78)	$(1.15)	$0.71

Weighted average shares basic	18,064	19,552	23,333	23,024	24,923

Weighted average shares diluted	20,482	20,347	23,333	23,024	25,386

Selected Balance Sheet Data (end of period):
Total assets	$89,182	$127,977	$296,526	$227,663	$433,207
Total long term debt	20,000	27,000	30,000	36,000	138,500
Stockholders’ equity	48,059	65,307	181,589	90,410	226,361
Selected Cash Flow Data:
Net cash provided by operating activities	$17,188	$41,028	$45,562	$43,128	$52,453
Net cash used in investing activities	(19,500)	(45,414)	(163,571)	(106,257)	(194,810)
Net cash provided by financing activities	450	6,346	134,402	61,736	123,829

SUMMARY PRODUCTION, OPERATING AND RESERVE DATA

The following table sets forth summary production data, average sales prices and operating expenses from continuing operations for the years ended December 31, 2003, 2004 and 2005 and for the nine months ended September 30, 2005 and 2006.

				Nine Months Ended
	Year Ended December 31,			September 30,
	2003	2004	2005	2005	2006

Production(1):
Natural Gas (MMcf)	3,353	4,818	6,237	4,094	9,424
Oil (MBbls)	464	475	408	324	355
Total (MMcfe)(2)	6,139	7,669	8,686	6,039	11,558
Average Daily Production (Mcfe/d)(2)	16,820	20,954	23,797	22,123	42,337
Average Realized Sales Price Per Unit(1):
Natural gas (per Mcf)	$6.06	$6.50	$8.62	$7.52	$6.71
Effect of settled derivatives (Mcf)(3)(4)	(0.72)	(0.38)	—	—	—
Average realized price (Mcf)	$5.34	$6.12	$8.62	$7.52	$6.71
Oil and condensate (Bbl)	$30.69	$41.48	$57.64	$52.73	$67.04
Effect of settled derivatives (Bbl)(4)(4)	(1.05)	(9.13)	(27.73)	(15.24)	(9.96)
Average realized price (Bbl)	$29.64	$32.35	$29.91	$37.49	$57.08
Natural gas and oil (Mcfe)	$5.63	$6.65	$8.71	$7.93	$7.53
Effect of settled derivatives (Mcfe)(3)(4)	(0.47)	(0.80)	(0.83)	(0.82)	(0.31)
Average realized price (Mcfe)	$5.16	$5.85	$7.88	$7.11	$7.22
Operating expenses (per Mcfe):
Lease operating(5)	$0.99	$0.97	$1.14	$1.15	$1.24
Production taxes	$0.37	$0.40	$0.47	$0.49	$0.44
Depreciation, depletion and amortization	$1.47	$1.51	$2.94	$3.03	$3.21
Exploration	$0.37	$0.58	$0.79	$0.88	$0.45

(1)	Reflects reclassification of prior year amount to report the results of operations of non-core properties sold in 2004 as discontinued operations.

(2)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

(3)	Excludes the effect of settled derivatives on ineffective gas hedges. Effect of settled derivatives on ineffective gas hedges in 2005 and for the nine months ended September 30, 2005 and 2006 in the amounts of $(10,720,000) ($1.72 per Mcf), $(2,124,000) ($0.52 per Mcf), and $(1,759,000) ($0.19 per Mcf) respectively, is reflected in “Gain (Loss) on Derivatives Not Qualifying for Hedge Accounting” on the Consolidated Statement of Operations.

(4)	Includes effect of settled derivatives on effective oil and gas hedges. Effect of settled derivatives on effective gas hedges in years 2004 and 2003 and on effective oil hedges in all years presented are included as a component of “Oil and Gas Revenues” on the Consolidated Statement of Operations.

(5)	Lease operating expenses increased on a per unit basis in 2005 and the nine months ended September 30, 2006 due to non-recurring hurricane related expenses and other operating cost increases related to our South Louisiana properties. In future years, as we continue to develop our Cotton Valley trend properties in East Texas and Northwest Louisiana, we expect our lease operating expenses to decrease on a per unit basis due to the lower cost nature of our Cotton Valley operations relative to our South Louisiana operations.

Summary Reserve Information

The following table sets forth summary information with respect to our historical net proved reserves as of December 31, 2003, 2004 and 2005 and the present values that have been attributed to these reserves at these dates. Our reserve data and present values shown below are derived from the evaluations performed by Netherland Sewell & Associates, Inc. as of December 31, 2005 and 2004 and by Coutret and Associates, Inc. as of December 31, 2003. Reserve engineering is a subjective process of estimating underground accumulations of crude oil, condensate and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may differ from those assumed in these estimates. Therefore, the present value of future net revenues before income taxes and the standardized measure of discounted future net cash flows shown below should not be construed as the current market value of the oil and natural gas reserves attributable to our properties.

	Year Ended December 31,
	2003	2004	2005

Natural Gas (MMcf)	30,903	67,682	142,963
Oil (MBbls)	7,805	5,589	4,973
Total (MMcfe)(1)	77,736	101,216	172,799
Present value of future net revenues before income taxes (in thousands)(2)(4)	$214,620	$241,483	$587,676
Standardized measure of discounted future net cash flows (in thousands)(3)(4)	$163,974	$180,678	$410,620

(1)	Estimated by us using a conversion ratio of one Bbl per six Mcf.

(2)	The present value of future net revenues attributable to our reserves was prepared using prices in effect at the end of the respective periods presented, discounted at 10% per annum (“PV10”) on a pre-tax basis. PV10 may be considered a non-GAAP measure as defined by the SEC. We believe that the presentation of PV10 is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We further believe investors and creditors utilize our PV10 as a basis for comparison of the relative size and value of our reserves to other companies. Our PV10 as of December 31, 2003, 2004 and 2005 may be reconciled to our standardized measure of discounted future net cash flows as of such date by reducing our PV10 by the discounted future income taxes associated with such reserves. The discounted future income taxes as of December 31, 2003, 2004 and 2005 were $50.6 million, $60.8 million and $177.0 million, respectively.

(3)	The standardized measure of discounted future net cash flows represents the present value of future net revenues after income tax discounted at 10% per annum and has been calculated in accordance with SFAS No. 69, “Disclosures About Oil and Gas Producing Activities”.

(4)	Year-end prices per Mcf of natural gas used in making the present value determination as of December 31, 2003, 2004 and 2005 were $6.42, $6.14 and $10.54, respectively. Year-end prices per Bbl of oil used in making the present value determination as of December 31, 2003, 2004 and 2005 were $31.75, $42.72 and $58.80, respectively. The present value determinations do not include estimated future cash inflows from our hedging programs.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our financial and operating results are subject to a number of factors, many of which are not within our control. These factors include the following:

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve report. These differences may be material.

The proved oil and gas reserve information included in this report are estimates. These estimates are based on reports prepared by independent reserve engineers and were calculated using oil and gas prices as of December 31, 2005. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2005. Reservoir engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.

Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the standardized measure of discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, and which we use in calculation our pre-tax PV10 Value, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our future revenues are dependent on the ability to successfully complete drilling activity.

Drilling and exploration are the main methods we utilize to replace our reserves. However, drilling and exploration operations may not result in any increases in reserves for various reasons. Exploration activities involve numerous risks, including the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, the future cost and timing of drilling, completing and producing wells is often uncertain. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	lack of acceptable prospective acreage;

•	inadequate capital resources;

•	unexpected drilling conditions; pressure or irregularities in formations; equipment failures or accidents;

•	adverse weather conditions, including hurricanes;

•	unavailability or high cost of drilling rigs, equipment or labor;

•	reductions in oil and gas prices;

•	limitations in the market for oil and gas;

•	title problems;

•	compliance with governmental regulations; and

•	mechanical difficulties.

Our decisions to purchase, explore, develop and exploit prospects or properties depend in part on data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often uncertain.

In addition, we recently commenced drilling our first horizontal well in the Cotton Valley trend, which is the first well we have drilled in the Cotton Valley trend utilizing this technique. We have very limited experience drilling horizontal wells and there can be no assurance that this method of drilling will be as effective (or effective at all) as we currently expect it to be.

In addition, higher oil and gas prices generally increase the demand for drilling rigs, equipment and crews and can lead to shortages of, and increasing costs for, such drilling equipment, services and personnel. Such shortages could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could adversely affect our ability to increase our reserves and production and reduce our revenues.

Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.

Our success will depend on the market prices of oil and natural gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and other oil and gas producing regions and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.

Based on recent history of our industry, fluctuations during the past several years in the demand and supply of crude oil and natural gas have contributed to, and are likely to continue to contribute to, price volatility. Crude oil and natural gas prices are extremely volatile. Since reaching $15.39 per one million British thermal units, or Mmbtu, at the Henry Hub on December 13, 2005, natural gas prices have declined sharply, reaching a low of $3.63 per Mmbtu at the Henry Hub on September 29, 2006. As of November 27, 2006, the closing price of natural gas at the Henry Hub was $7.58 per Mmbtu. West Texas Intermediate oil prices have also recently declined from a high of $77.03 per barrel on July 14, 2006 to $55.81 per barrel on November 17, 2006. As of November 27, 2006, the closing price of West Texas Intermediate oil at Cushing, Oklahoma was $60.32 per barrel. Any actual or anticipated reduction in crude oil and natural gas prices would depress the level of exploration, drilling and production activity. We expect that commodity prices will continue to fluctuate significantly in the future.

Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and natural gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment. We use derivative financial instruments to hedge a portion of our exposure to changing commodity prices and we have hedged a targeted portion of our anticipated production for 2006 through 2007.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.

We use hedging transactions with respect to a portion of our oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.

Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for oil and natural gas. For the years ended December 31, 2005, 2004 and 2003, we realized a loss on settled financial derivatives of $18.0 million, $6.2 million and $2.9 million, respectively.

For the nine months ended September 30, 2006, we recognized in earnings an unrealized gain on derivative instruments not qualifying for hedge accounting in the amount of $34.6 million. For the year ended December 31, 2005, we recognized in earnings an unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $27.0 million. For financial reporting purposes, this unrealized loss was combined with a $10.7 million realized loss in 2005 resulting in a total unrealized and realized loss on derivative instruments not qualifying for hedge accounting in the amount of $37.7 million in 2005. For the year ended December 31, 2004, we recognized in earnings an unrealized gain on derivative instruments in the amount of $2.3 million. This loss and gain were recognized because the natural gas hedges were deemed to be ineffective for 2005 and for the fourth quarter of 2004, and accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity. To the extent that the hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain interests in our properties.

We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and natural gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, such as the Lafitte field, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

We may have difficulty financing our planned growth.

We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we are not able to replace reserves, we may not be able to sustain production at present levels.

Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 61% of our total estimated proved reserves by volume at December 31, 2005 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.

If management’s estimates of the recoverable reserves on a property are revised downward or if oil and natural gas prices decline, it may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and natural gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis.

Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value. For the years ended December 31, 2005, 2004 and 2003, we recorded impairments of $0.3 million, $0 and $0.3 million, respectively.

Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area.

Approximately 97% of our estimated proved reserves at December 31, 2005 and a similar percentage of our production during 2005 were associated with our Cotton Valley trend and South Louisiana properties. Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior credit facility contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, enter into hedging transactions, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We also are required to meet specified financial ratios under the terms of our credit facility. As of September 30, 2006, we were in compliance with all the financial covenants of our credit facility. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.

The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that we created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. The incurrence of an unexpected liability could have a material adverse effect on our financial position and results of operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	permits, including discharge permits, for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.

In addition, our operations are subject to stringent federal, state and local environmental laws and regulations governing, among other things, the discharge of materials into the environment and environmental protection. Governmental authorities enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, and the issuance of injunctions limiting or prohibiting some or all of our operations. There is inherent risk of incurring significant environmental costs and liabilities in our business. Joint and several strict liability may be incurred in connection with discharges or releases of hazardous substances, including petroleum hydrocarbons and wastes, on, under or from our properties and from facilities where our wastes have been taken for disposal. Private parties affected by such discharges or releases may also have the right to pursue legal actions to enforce compliance as well as seek damages for personal injury or property damage. In addition, changes in environmental laws and regulations occur frequently, and any such changes that result in more stringent and costly requirements could have a material adverse effect on our business.

Competition in the oil and gas industry is intense, and we are smaller than some of our competitors.

We compete with major and independent oil and natural gas companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for oil and natural gas properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Some of our operations are exposed to the additional risk of tropical weather disturbances.

Some of our production and reserves are located in South Louisiana. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, Hurricanes Katrina and Rita impacted our South Louisiana operations in the third quarter of 2005 causing the shut-in of our Burrwood/West Delta 83 and Lafitte fields in late August and the shut-in of our Second Bayou field in late September. We estimate that approximately 6,000 and 4,000 Mcfe per day of net production for the third and fourth quarters of 2005, respectively, was shut-in as a result of the hurricanes. As of June 30, 2006, we had returned to production all of our total pre-hurricane volumes in South Louisiana, including the Burrwood/West Delta 83 field and the Second Bayou field, which was impacted to a lesser extent by Hurricane Rita in September 2005. Damage to our facilities from both hurricanes was substantially covered by insurance. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks. For more information on the impact of Hurricanes Katrina and Rita on our operations, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K, which is incorporated by reference to this prospectus supplement.

Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

We have previously identified a material weakness in our internal controls over financial reporting and cannot assure you that we will not again identify a material weakness in the future.

As previously reported in our quarterly report on Form 10-Q for the quarter ended March 31, 2006, a material weakness was identified in our internal control over financial reporting with respect to recording the fair value of all outstanding derivatives. The Public Company Accounting Oversight Board’s Auditing Standard No. 2 defines a material weakness as a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

In order to remediate the material weakness, we implemented changes in our internal control over financial reporting during the quarter ended June 30, 2006. Specifically, we now automatically receive a mark to market valuation from our existing counterparties for all outstanding derivatives. For any new contracts entered into with a new counterparty, we will concurrently request this automatic distribution. We also added another layer of review for the fair value calculation prior to review by the Chief Financial Officer.

Our management believes that these additional policies and procedures have enhanced our internal control over financial reporting relating to the determination and review of fair value calculations on outstanding derivatives. Our management also believes that, as a result of these measures described above, the material weakness was remediated and that our internal control over financial reporting is effective as of June 30, 2006 and September 30, 2006.

Terrorist attacks or similar hostilities may adversely impact our results of operations.

The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future. The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.

Risk Related to Our Common Stock

We do not intend to pay, and are restricted in our ability to pay, dividends on our common stock.

We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.

Members of our board of directors and our management team will beneficially own in excess of 40% of our outstanding shares of common stock after giving effect to the issuance of our common stock pursuant to the share lending agreement. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

Our certificate of incorporation authorizes our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.

The effect of the issuance of our shares of common stock pursuant to the share lending agreement, including sales of our common stock in short sale transactions by purchasers of the notes, may lower the market price of our common stock.

By means of this prospectus supplement, we are offering shares of our common stock, all of which are being borrowed by an affiliate of Bear, Stearns & Co. Inc. under a share lending agreement we will enter into with such affiliate. We will not receive any proceeds of this offering.

Such loaned shares must be returned to us by December 1, 2026. See “Share Lending Agreement; Concurrent Offering of Convertible Notes.” We have been advised by one of the initial purchasers in our concurrent notes offering that they, or their affiliates, intend to use short sales to facilitate the establishment by note investors of hedged positions in the notes stock offered in our concurrent notes offering. The effect of the increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by the purchasers of the notes to hedge their investment in the notes.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock offered by this prospectus supplement. See “Underwriting.” We have been advised by Bear, Stearns & Co. Inc. that it, or its affiliates, intend to use its proceeds from the sale of the shares to facilitate transactions by which investors in our convertible senior notes due 2026 being offered in a concurrent private placement to qualified institutional buyers will hedge their investments in the convertible notes through short sales or privately negotiated derivatives transactions.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of September 30, 2006. The table also shows adjustments to our capitalization to reflect (i) the sale of the common stock offered by this prospectus supplement, and (ii) the concurrent offering of $125 million of convertible notes and the use of proceeds therefrom (assuming no exercise of the initial purchasers’ option to purchase additional notes).

You should read this table in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, all of which are incorporated by reference in this prospectus supplement.

	September 30, 2006
	Actual	As Adjusted
	(In thousands, except per share data)

Cash and cash equivalents	$1,314	$1,314

Total long-term debt, including current portion:
Long-term debt:
Senior credit facility	$88,500	18,500
Term loan	50,000	0
Convertible senior notes due 2026	—	125,000

Total	$138,500	$143,500

Stockholders’ equity:
Preferred stock $1.00 par value, 10,000,000 shares authorized, 2,250,000 issued and outstanding	2,250	2,250
Common stock, $0.20 par value, 50,000,000 shares authorized, 25,183,134 issued and outstanding, actual; and 28,483,134 shares issued and outstanding, as adjusted(1)(2)	5,037	5,037
Additional paid-in capital	211,580	211,580
Retained earnings	9,373	9,373
Unamortized restricted stock awards	—	—
Accumulated other comprehensive income (loss)	(1,879)	(1,879)

Total stockholders’ equity	226,361	226,361

Total capitalization	$364,861	$369,861

(1)	Excludes the following at September 30, 2006 (i) 1,900,000 shares reserved for issuance pursuant to our stock option plans, in addition to 1,048,500 outstanding options to purchase shares (having a weighted average exercise price of $19.60 per share); (ii) 242,000 shares of unvested restricted stock; (iii) shares issuable upon conversion of the convertible notes offered in our concurrent note offering and (iv) up to 3,587,850 shares issuable upon conversion of our preferred stock. The number of shares offered hereby and outstanding after the offering may be reduced depending on the final conversion terms on the convertible notes offered in our concurrent note offering.

(2)	The shares that we have agreed to loan to an affiliate of Bear, Stearns & Co. Inc. will be reflected as issued and outstanding in stockholders’ equity and such affiliate’s obligation to return these shares will be reflected as a reduction of outstanding shares. Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

At November 21, 2006, the number of holders of record of our common stock without determination of the number of individual participants in security positions was 1,681 with 25,167,590 shares outstanding. High and low sales prices for our common stock for each calendar quarter are as follows:

	Sales Price
	High	Low

2004
First quarter	$10.20	$5.07
Second quarter	8.83	6.20
Third quarter	14.08	8.27
Fourth quarter	16.46	11.91
2005
First quarter	$25.39	$14.61
Second quarter	23.36	14.74
Third quarter	24.80	19.00
Fourth quarter	26.29	19.25
2006
First quarter	$29.60	$23.58
Second quarter	28.95	22.59
Third quarter	35.95	26.34
Fourth quarter (through November 29)	44.33	25.21

On November 29, 2006, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $43.47 per share. We encourage you to obtain current market price quotations for our common stock.

DIVIDEND POLICY

We have neither declared nor paid any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future. We expect to retain our cash for the operation and expansion of our business, including exploration, development and production activities. In addition, our senior credit facility contains restrictions on the payment of dividends to the holders of common stock.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 60,000,000 shares. Those shares consist of (a) 10,000,000 shares of preferred stock, $1.00 par value, 2,250,000 of which are outstanding, and (b) 50,000,000 shares of common stock, $0.20 par value, of which 25,167,590 shares were outstanding as of November 21, 2006. We have reserved 3,587,850 shares of our common stock for issuance upon the conversion of our Series B Convertible Preferred Stock. In addition, as of November 21, 2006, approximately 1,900,000 shares of common stock were reserved for issuance pursuant to our stock option plans, in addition to 1,023,500 outstanding options to purchase shares at a weighted average exercise price of $20.01 per share.

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and by the provisions of applicable law.

Common Stock

Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.

No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.

Preferred Stock

Authorized but Unissued Preferred Stock

As of the date of this prospectus supplement, we have 7,750,000 shares of authorized but unissued preferred stock which are undesignated.

At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of our common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix the number of shares constituting any class or series of preferred stock; and

•	establish the rights of the holders of any class or series of preferred stock.

The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.

Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.

Series B Preferred Stock

As of November 27, 2006, we had 2,250,000 shares issued and outstanding of our Series B Convertible Preferred Stock. The Liquidation Preference is $50 per share of Series B Preferred Stock, plus accumulated and unpaid dividends.

Conversion Rights.  Each share is convertible at the option of the holder into our common stock at any time at an initial conversion rate of 1.5946 shares of common stock per share, which is equivalent to an initial conversion price of approximately $31.36 per share of common stock. Upon conversion of the Series B Convertible Preferred Stock (pursuant to a voluntary conversion or the Company Conversion Option (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”), we may choose to deliver the conversion value to holders in cash, shares of common stock, or a combination of cash and shares of common stock.

On or after December 21, 2010, we may, at our option, cause the Series B Convertible Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then-prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days ending on the trading day prior to the announcement of our exercise of the option, the closing price of our common stock equals or exceeds 130% of the then-prevailing conversion price of the Series B Convertible Preferred Stock.

Redemption.  The Series B Convertible Preferred Stock is non-redeemable by us.

Fundamental Change.  If a Fundamental Change (as defined in the Certificate of Designation) occurs, holders may require us in specified circumstances to repurchase all or part of the Series B Convertible Preferred Stock. In addition, upon the occurrence of a Fundamental Change or Specified Corporate Events (as defined in the Certificate of Designation), we will under certain circumstances increase the conversion rate by a number of additional shares of common stock.

Dividends.  Holders of our Series B Preferred Stock are entitled to receive, when and if declared by our board of directors, cumulative cash dividends on the Series B Preferred Stock at a rate of 5.375% of the $50 liquidation preference per year (equivalent to $2.6875 per year per share). Dividends on the Series B Preferred Stock will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15 of each year or, if not a business day, the next succeeding business day. Dividends may be increased under certain circumstances as described below.

If we fail to pay dividends on the shares of our Series B Preferred Stock on six dividend payment dates (whether consecutive or not), then the dividend rate per annum will increase by an additional 1.0% on and after the day after such sixth dividend payment date, until we have paid all dividends on the shares of our Series B Preferred Stock for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Any further failure to pay dividends would cause the dividend rate to increase again by the additional 1.0% until we have again paid all dividends for all dividend periods up to and including the dividend payment date on which the accumulated and unpaid dividends are paid in full. Upon the occurrence of specified corporate events described in the Certificate of Designation, the dividend rate per annum will increase by an additional 3.0% for every quarter in which the closing price of our common stock is below $26.13 for 20 trading days within the period of 30 consecutive trading days ending 15 trading days prior to the quarterly record date for the quarter.

Ranking.  Our Series B Preferred Stock ranks, with respect to dividend rights or rights upon our liquidation, winding up or dissolution:

•	senior to (i) all of our common stock and (ii) each class of capital stock or series of preferred stock established after December 21, 2005 (which we refer to as the “Issue Date”), the terms of which do not expressly provide that such class or series ranks senior to or on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Junior Stock”);

•	on a parity in all respects with any class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on a parity with our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (which we refer to collectively as “Parity Stock”); and

•	junior to each class of capital stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to our Series B Preferred Stock as to dividend rights or rights upon our liquidation, winding up or dissolution (we refer to the stock described in this bullet point as the “Senior Stock”).

Voting Rights.  Except as required by Delaware law, our restated certificate of incorporation and the certificate of designation for our Series B Preferred Stock, holders of our Series B Preferred Stock will have no voting rights unless dividends payable on our Series B Preferred Stock are in arrears for six or more quarterly periods. In that event, the holders of our Series B Preferred Stock, voting as a single class with the shares of any other class or series of preferred stock or preference securities having similar voting rights, will be entitled at the next regular or special meeting of our stockholders to elect two directors, and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until the dividend arrearage on our Series B Preferred Stock has been paid in full. The affirmative consent of holders of at least 66 2/3% of the outstanding shares of our Series B Preferred Stock will be required for the issuance of Senior Stock and for amendments to our restated certificate of incorporation that would materially adversely affect any right, preference, privilege or voting power of our Series B Preferred Stock.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for our common stock.

Written Consent of Stockholders and Stockholder Meetings.  Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.

Advance Notice Procedure for Shareholder Proposals.  Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.

Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.

Classified Board; Removal of Director.  Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.

SHARE LENDING AGREEMENT; CONCURRENT OFFERING OF CONVERTIBLE NOTES

Concurrently with this offering of common stock, we are offering up to $125 million aggregate principal amount of our convertible notes by means of a separate confidential offering memorandum in a private placement exempt from registration under the Securities Act to qualified institutional buyers (as defined in Rule 144A under the Securities Act). The initial purchasers will have an option to purchase up to an additional $50 million of convertible notes. We intend to use the net proceeds from the offering of the convertible notes to pay off our $50 million term loan, together with accrued interest, and pay off approximately $70 million of outstanding borrowings under our senior credit facility.

To make the purchase of convertible notes more attractive to prospective investors, we have entered into a share lending agreement, dated November 30, 2006, with Bear, Stearns & Co. Inc., as agent for its affiliate, Bear, Stearns International Limited, which we refer to as BSIL, as principal, under which we have agreed to loan to BSIL up to 3.3 million shares of our common stock (assuming the initial purchasers exercise their option to purchase an additional $50 million of convertible notes in our concurrent notes offering) during a period beginning on the date we entered into the share lending agreement and ending on December 1, 2026 or, if earlier, the date as of which we have notified BSIL in writing of our intention to terminate the agreement at any time after the entire principal amount of the convertible notes ceases to be outstanding as the result of conversion, repurchase or redemption, which we refer to as the “loan availability period.” We will receive a loan fee of $0.20 per share for each share of common stock that we loan to BSIL. The number of shares offered hereby and outstanding after the offering may be reduced depending on the final conversion terms on the convertible notes offered in our concurrent note offering.

Under the share lending agreement, BSIL is permitted to use the shares initially borrowed from us and offered hereby only for the purpose of directly or indirectly facilitating the sale of the convertible notes and the hedging of the convertible notes by holders as described below.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if our concurrent convertible notes offering is not consummated, or upon the termination of the loan availability period, as well as under the following circumstances:

•	BSIL may terminate all or any portion of a loan at any time.

•	We may terminate any or all of the outstanding loans upon a default by BSIL under the share lending agreement, including a breach by BSIL of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of BSIL.

•	If we enter into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement), all outstanding loans will terminate on the effective date of such event.

In addition, upon the conversion of the convertible notes, a number of shares of common stock equal to the base conversion rate plus the incremental share factor for such notes must be returned to us. Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

Any shares that we loan to BSIL will be issued and outstanding for corporate law purposes, and accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of common stock. However, under the share lending agreement, BSIL has agreed:

•	To pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	To pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

To the extent the borrowed shares we initially lend under the share lending agreement and offered hereby are not sold, BSIL also has agreed that it will not vote any such borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from BSIL (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our common stock.

Under the share lending agreement, if BSIL receives a rating downgrade of its long term, unsecured and subordinated indebtedness below a specified level by Standard & Poor’s Ratings Group or Moody’s Investor Services, Inc., BSIL has agreed to post and maintain with Bear, Stearns & Co. Inc., acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of BSIL to return the borrowed shares of common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if BSIL is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

In view of the contractual undertakings of Bear, Stearns & Co. Inc. in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

We have been advised by BSIL that it, or its affiliates, intend to use the shares initially borrowed from us to facilitate the establishment by the convertible note investors of hedged positions in the convertible notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. In addition, BSIL and its affiliates may engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by BSIL and such affiliates. Further, BSIL and its affiliates may from time to time purchase our shares in the market and use such shares to facilitate other similar transactions or other transactions in our common stock.

The existence of the share lending agreement and the short positions established in connection with the sale of the convertible notes could have the effect of causing the market price of our common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors — Risks Related to the Notes — The effect of the issuance of our shares of common stock pursuant to the share lending agreement, including sales of our common stock in short sale transactions by purchasers of the notes, may lower the market price of our common stock.” However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the convertible notes on terms more favorable to us than we could have otherwise obtained.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-UNITED STATES HOLDERS

The following is a general discussion of the principal United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

An individual may be treated as a resident of the United States in any calendar year for United States federal income tax purposes, instead of a nonresident, by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for United States federal income tax purposes as if they were United States citizens.

This discussion does not consider:

•	U.S. state or local or non-U.S. tax consequences;

•	all aspects of United States federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including the fact that in the case of a non-U.S. holder that is an entity treated as a partnership for United States federal income tax purposes, the United States tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for partnerships (including entities treated as partnerships for United States federal income tax purposes) and their partners, or for stockholders or beneficiaries of a non-U.S. holder;

•	special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed U.S. Treasury Regulations and administrative and judicial interpretations, all as of the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset. Each non-U.S. holder should consult a tax advisor regarding the United States federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Distributions on Common Stock

We do not expect to declare or pay dividends in the foreseeable future. In the event that we make cash distributions on our common stock, these distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Dividends paid to non-U.S. holders of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a United States trade or business will be subject to U.S. withholding tax at a 30% rate, or if a tax treaty applies, a lower rate specified by the treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, we will not have to withhold United States federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements. However,

•	in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

•	in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust” or “foreign grantor trust” as defined in the U.S. Treasury Regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury Regulations and the certification requirements applicable to it. A non-U.S. holder that is eligible for a reduced rate of United States federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in this case, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

Generally, a corporation is a United States real property holding corporation, or USRPHC, if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are a USRPHC for United States federal income tax purposes. However, the tax relating to stock in a USRPHC generally will not apply to a non-U.S. holder whose direct and indirect holdings constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock was regularly traded on an established securities market.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder for United States federal estate tax purposes at the time of death will be included in the individual’s gross estate for United States federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to United States federal estate tax.

Information Reporting and Backup Withholding Tax

Dividends paid to you may be subject to information reporting and United States backup withholding. You will be exempt from this backup withholding tax if you properly provide a Form W-8BEN certifying that you are a non-U.S. holder or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. holder, or you otherwise establish an exemption.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will generally apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your common stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for United States tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

If you receive payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you properly provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by timely filing a properly completed claim for refund with the United States Internal Revenue Service.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TAX TREATIES.

UNDERWRITING

The shares of our common stock offered by this prospectus supplement are shares that we have agreed to loan to Bear, Stearns International Limited, or BSIL, an affiliate of Bear, Stearns & Co. Inc., pursuant to the share lending agreement.

The shares of our common stock are offered for sale in transactions, including block sales, in the over-the-counter market, in negotiated transactions or otherwise. These shares will be sold at prevailing market prices at the time of sale or at negotiated prices. In connection with such sales, the underwriter may receive from investors an amount of $0.05 for each share of common stock sold to those investors in the offering.

We have been advised by BSIL that it intends to use the proceeds from the sale of these shares to facilitate the establishment by the convertible note investors of hedged positions in the convertible notes through purchases of common stock from such investors in short sale transactions or the entry into privately negotiated derivative transactions with those investors. The purchase price of such common stock, or the reference price of such derivative transactions, will be negotiated between BSIL or its affiliates and the investors in the convertible notes, and may differ from the prices at which shares of common stock are sold in this offering. To the extent the offering price hereunder is greater than such negotiated prices, such excess may be deemed underwriter’s compensation. In addition, in connection with facilitating such transactions, BSIL or its affiliates expect to receive customary negotiated fees from investors in our notes, which may be deemed to be underwriter’s compensation. BSIL and its affiliates may engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by BSIL and such affiliates. Further, BSIL and its affiliates may from time to time purchase our shares in the market and use such shares to facilitate other or similar transactions. See “Share Lending Agreement; Concurrent Offering of Convertible Notes” above. We will not receive any proceeds from the sale of shares of our common stock pursuant to this prospectus supplement.

The following table summarizes the compensation and estimated expenses we will pay.

	Per
	Share	Total

Underwriting Discounts and Commissions paid by us	$0	$0

The public offering price does not reflect a commission equivalent the underwriter may receive from investors in the amount of $0.05 for each share of common stock sold to those investors in the offering.

Under the share lending agreement, we will receive a fee of $0.20 per share from the underwriter. Pursuant to the underwriting agreement in connection with this offering, we will pay the underwriter a structuring fee up to a maximum of $650,000.

Bear, Stearns & Co. Inc. and its respective affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates. We have agreed to indemnify the underwriter against liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter may close out any short position by purchasing shares in the open market. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be a downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the shares made by the underwriter in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriter is not required to engage in these activities and may end any of these activities at any time.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, our outside counsel. The underwriters are being represented by Davis Polk & Wardwell, New York, New York.

EXPERTS

The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2005, consolidated financial statements refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003.

Estimates of the oil and gas reserves of Goodrich Petroleum Corporation and related future net cash flows and the present values thereof, included in this prospectus supplement and our annual report on Form 10-K for the year ended December 31, 2005, were based upon reserve reports prepared by Netherland Sewell and Associates, Inc. as of December 31, 2004 and 2005 and Coutret and Associates, Inc., as of December 31, 2003. We have incorporated these estimates in reliance on the authority of each such firm as experts in such matters.

GLOSSARY

The definitions set forth below apply to the indicated terms as used in this prospectus supplement. All volumes of natural gas referred to are stated at the legal pressure base of the state where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

Bbl — One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf — One billion cubic feet.

Bcfe — One billion cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil, which reflects the relative energy content.

Developed acreage — The number of acres which are allocated or assignable to producing wells or wells capable of production.

Developmental well — A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole — A well found to be incapable of producing oil or natural gas in sufficient economic quantities.

Gross acres or gross wells — The total acres or wells, as the case may be, in which a working interest is owned.

MBbl — One thousand barrels of crude oil or other liquid hydrocarbons.

Mcf — One thousand cubic feet of gas.

Mcf per day — One thousand cubic feet of gas per day.

Mcfe — One thousand cubic feet of natural gas equivalents, based on a ratio of six Mcf for each barrel of oil or NGL, which reflects relative energy content.

Measured depth.  The length of the wellbore, as if determined by a measuring stick. This measurement differs from the true vertical depth of the well in all but vertical wells. Since the wellbore cannot be physically measured from end to end, the lengths of individual joints of drillpipe, drill collars and other drillstring elements are measured with a steel tape measure and added together. Importantly, the pipe is measured while in the derrick or laying on a pipe rack, in an untensioned, unstressed state. When the pipe is screwed together and put into the wellbore, it stretches under its own weight and that of the bottomhole assembly. Although this fact is well established, it is not taken into account when reporting the well depth. Hence, in virtually all cases, the actual wellbore is slightly deeper than the reported depth.

Mmbbl — One million barrels of crude oil or other liquid hydrocarbons.

Mmbtu — One million British thermal units.  A British thermal unit is the heat required to raise the temperature of one-pound of water from 58.5 to 59.5 degrees Fahrenheit.

Mmcf — One million cubic feet of gas.

Mmcfe — One million cubic feet of gas equivalents.

Net acres or net wells — The sum of the fractional working interests owned in gross acres or gross wells.

Present value (PV) — The present value, discounted at 10%, of future net cash flows from estimated proved reserves, using constant prices and costs in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions).

PV-10 — The pre-tax present value, discounted 10% per year, of estimated future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing, producing and abandoning the proved reserves computed assuming continuation of existing economic conditions.

Productive well — A well that is found to be capable producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

Proved developed non-producing reserves — Reserves that consist of (i) proved reserves from wells which have been completed and tested but are not producing due to lack of market or minor completion problems which are expected to be corrected and (ii) proved reserves currently behind the pipe in existing wells and which are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the wells.

Proved developed producing reserves — Proved reserves that can be expected to be recovered from currently producing zones under the continuation of present operating methods.

Proved developed reserves — Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves — The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In addition, please refer to the definitions of proved oil and gas reserves as provided in Rule 4-10(a)(2)-(4). The rule is available at the SEC website, http://www.sec.gov/divisions/corpfin/forms/regsx.htm#gas.

Proved undeveloped reserves — Proved reserves that are expected to be recovered from new wells and undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Reserve life — A measure of the productive life of an oil and gas property or a group of properties, expressed in years. Reserve life is calculated by dividing proved reserve volumes at year end by annualized production rates at the end of the period shown.

Reserve replacement ratio — Stated as a percentage, calculated by dividing reserve additions in the period over production in the respective period.

Reservoir — A porous and permeable underground formation containing a natural accumulation of producible oil or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Standardized measure — The present value, discounted at 10%, of future net cash flows from estimated proved reserves after income taxes, calculated holding prices and costs constant at amounts in effect on the date of the report (unless such prices or costs are subject to change pursuant to contractual provisions) and otherwise in accordance with the SEC’s rules for inclusion of oil and natural gas reserve information in financial statements filed with the SEC.

Undeveloped acreage — Acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well.

Working interest — The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens, and to all costs of exploration, development and operations, and all risks in connection therewith.

PROSPECTUS
$150,000,000
GOODRICH PETROLEUM CORPORATION
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Guarantees of Debt Securities of Goodrich Petroleum Corporation by:
Goodrich Petroleum Company, LLC
Goodrich Petroleum Company — Lafitte, LLC
LECE, Inc.

       We may offer and sell the securities listed above from time to time in one or more offerings in one or more classes or series. Any debt securities we issue under this prospectus may be guaranteed by our subsidiaries.
      The aggregate initial offering price of the securities that we will offer will not exceed $150,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as a separate series.
      This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering and the terms of the securities being offered, including any guarantees by our subsidiaries. The supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.
      We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement will also show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities.
      Investing in any of our securities involves risk. Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.
      Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.
This prospectus is dated November 22, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
      Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to “Goodrich,” “we” or “our” are to Goodrich Petroleum Corporation and its subsidiaries.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports and other information with the SEC (File No. 1-7940) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any documents that are filed at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for further information.
      Our filings are also available to the public through the SEC’s website at http://www.sec.gov.
      The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference (excluding those portions of any Form 8-K that is not deemed “filed” pursuant to General Instruction B.2 of Form 8-K):

•	The description of our common stock contained in our registration statement on Form 8-B dated February 3, 1997, including any amendment to that form that we may have filed in the past, or may file in the future, for the purpose of updating the description of our common stock;

•	our definitive proxy statement filed on Schedule 14A relating to the 2005 Annual Meeting of Shareholders;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; and

•	Our Current Reports on Form 8-K filed on each of May 13, 2005, May 10, 2005, May 3, 2005, April 21, 2005, April 1, 2005 and February 15, 2005.
      In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this filing and until all of the securities described in this prospectus are sold or until we terminate this offering (excluding any information furnished to, rather than filed with, the SEC) shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such documents with the SEC. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
      You may request a copy of these filings at no cost by writing or telephoning us at the following address and telephone number:
Goodrich Petroleum Corporation
Attention: Corporate Secretary
808 Travis Street, Suite 1320
Houston, Texas 77002
(713) 780-9494
      You should rely only on the information incorporated by reference or provided in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities covered by this prospectus in any state in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of those documents.
      We also maintain a website at http://www.goodrichpetroleum.com. However, the information on our website is not part of this prospectus.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained or incorporated by reference in this prospectus that are not historical facts (including without limitation statements to the effect that we “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” or other similar expressions) are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those anticipated by us. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. These forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions. They are subject to change based upon various factors, including but not limited to the risks and uncertainties mentioned in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recently filed Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q and those factors summarized below:

•	the timing and extent of changes in natural gas and oil prices;

•	the timing of planned capital expenditures;

•	our ability to identify and acquire additional properties necessary to implement our business strategy and our ability to finance such acquisitions;

•	the inherent uncertainties in estimating proved reserves and forecasting production results;

•	operational factors affecting the commencement or maintenance of producing wells, including catastrophic weather related damage, unscheduled outages or repairs, or unanticipated changes in drilling equipment costs or rig availability;

•	the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

•	costs and other legal and administrative proceedings, settlements, investigations and claims, including environmental liabilities which may not be covered by indemnity or insurance;

•	the political and economic climate in the foreign or domestic jurisdictions in which we conduct oil and gas operations, including risk of war or potential adverse results of military or terrorist actions in those areas; and

•	other United States regulatory or legislative developments that affect the demand for natural gas or oil generally, increase the environmental compliance cost for our production wells or impose liabilities on the owners of such wells.
      Other factors besides those described in this prospectus, any prospectus supplement or the documents we incorporate by reference herein could also affect our actual results.
      You should not unduly rely on these forward-looking statements, which are being made only as of the date of such statements. Except as otherwise required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such statements are made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC. All forward-looking statements attributable to our subsidiaries or us are expressly qualified in their entirety by this cautionary statement.

RISK FACTORS
      Your investment in our securities involves risks. You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement, the risks described below before deciding whether an investment in our securities is appropriate for you.
Risks Related to Our Business

Our actual production, revenues and expenditures related to our reserves are likely to differ from our estimates of our proved reserves. We may experience production that is less than estimated and drilling costs that are greater than estimated in our reserve reports. These differences may be material.
      The proved oil and gas reserve information included or incorporated by reference in this prospectus represents estimates. These estimates are based on reports prepared by consulting reserve engineers and were calculated using oil and gas prices as of December 31, 2004. These prices will change and may be lower at the time of production than those prices that prevailed at the end of 2004. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including:

•	historical production from the area compared with production from other similar producing areas;

•	the assumed effects of regulations by governmental agencies;

•	assumptions concerning future oil and gas prices; and

•	assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.
      Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating proved reserves:

•	the quantities of oil and gas that are ultimately recovered;

•	the production and operating costs incurred;

•	the amount and timing of future development expenditures; and

•	future oil and gas sales prices.
      Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely be different from estimates and the differences may be material. The discounted future net cash flows included in this document should not be considered as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as:

•	the amount and timing of actual production;

•	supply and demand for oil and gas;

•	increases or decreases in consumption; and

•	changes in governmental regulations or taxation.
      In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Natural gas and oil prices are volatile, and low prices have had in the past and could have in the future a material adverse impact on our business.
      Our success will depend on the market prices of oil and gas. These market prices tend to fluctuate significantly in response to factors beyond our control. The prices we receive for our crude oil production are based on global market conditions. The general pace of global economic growth, the continued instability in the Middle East and actions of the Organization of Petroleum Exporting Countries, or OPEC, and its maintenance of production constraints, as well as other economic, political, and environmental factors will continue to affect world supply and prices. Domestic natural gas prices fluctuate significantly in response to numerous factors including U.S. economic conditions, weather patterns, other factors affecting demand such as substitute fuels, the impact of drilling levels on crude oil and natural gas supply, and the environmental and access issues that limit future drilling activities for the industry.
      Average oil and gas prices increased substantially from 2002 to 2003, from 2003 to 2004 and during the first nine months of 2005. We expect that commodity prices will continue to fluctuate significantly in the future.
      Changes in commodity prices significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to us to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non — cash charges to earnings due to impairment. We use derivative financial instruments to hedge a portion of our exposure to changing commodity prices and we have hedged a targeted portion of our anticipated production for the latter part of 2005 through 2007.

Our use of oil and gas price hedging contracts may limit future revenues from price increases and result in significant fluctuations in our net income.
      We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases.
      Our results of operations may be negatively impacted by our financial derivative instruments and fixed price forward sales contracts in the future and these instruments may limit any benefit we would receive from increases in the prices for natural gas and oil. For the years ended December 31, 2004, 2003 and 2002, we realized a loss on settled financial derivatives of $6.17 million, $2.70 million and $1.01 million, respectively.
      In the year ended December 31, 2004, we recognized in earnings an unrealized gain on derivative instruments in the amount of $2,317,000. In the nine months ended September 30, 2005, we recognized in earnings a largely unrealized loss on derivative instruments not qualifying for hedge accounting in the amount of $42,736,000. These gains and losses were recognized because our natural gas hedges were deemed to be ineffective for the fourth quarter of 2004 and the first three quarters of 2005, accordingly, the changes in fair value of such hedges could no longer be reflected in other comprehensive income, a component of stockholders’ equity. To the extent that our hedges are not deemed to be effective in the future, we will likewise be exposed to volatility in earnings resulting from changes in the fair value of our hedges.

Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.
      The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. In addition, a relatively small number of wells contribute a substantial portion of our production. If we were to experience operational problems resulting in the curtailment of production in any of these wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.

Because our operations require significant capital expenditures, we may not have the funds available to replace reserves, maintain production or maintain our interests in our properties.
      We must make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our revenues or cash flows could be reduced because of lower oil and gas prices or for other reasons. If our revenues or cash flows decrease, we may not have the funds available to replace reserves or maintain production at current levels. If this occurs, our production will decline over time. Other sources of financing may not be available to us if our cash flows from operations are not sufficient to fund our capital expenditure requirements. Where we are not the majority owner or operator of an oil and gas property, such as the Lafitte field, we may have no control over the timing or amount of capital expenditures associated with the particular property. If we cannot fund such capital expenditures, our interests in some properties may be reduced or forfeited.

We may have difficulty financing our planned growth.
      We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect that we will require additional financing, in addition to cash generated from operations, to fund planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

If we are not able to replace reserves, we may not be able to sustain production at present levels.
      Our future success depends largely upon our ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless we replace the reserves we produce through successful development, exploration or acquisition activities, our proved reserves will decline over time. In addition, approximately 63% of our total estimated proved reserves by volume at December 31, 2004 were undeveloped. By their nature, estimates of undeveloped reserves are less certain. Recovery of such reserves will require significant capital expenditures and successful drilling operations. We may not be able to successfully find and produce reserves economically in the future. In addition, we may not be able to acquire proved reserves at acceptable costs.

We may incur substantial impairment writedowns.
      If management’s estimates of the recoverable reserves on a property are revised downward or if natural gas and oil prices decline, we may be required to record additional non-cash impairment writedowns in the future, which would result in a negative impact to our financial position. We review our proved oil and gas properties for impairment on a depletable unit basis when circumstances suggest there is a need for such a review. To determine if a depletable unit is impaired, we compare the carrying value of the depletable unit to the undiscounted future net cash flows by applying management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property. Future net cash flows are based upon our independent reservoir engineers’ estimates of proved reserves. In addition, other factors such as probable and possible reserves are taken into consideration when justified by economic conditions. For each property determined to be impaired, we recognize an impairment loss equal to the difference between the estimated fair value and the carrying value of the property on a depletable unit basis. Fair value is estimated to be the present value of expected future net cash flows. Any impairment charge incurred is recorded in accumulated depreciation, depletion, impairment and amortization to reduce our recorded basis in the asset. Each part of this calculation is subject to a large degree of judgment, including the determination of the depletable units’ estimated reserves, future cash flows and fair value.
      We recorded no impairments for the year ended December 31, 2004, however we recorded annual impairments of $0.34 million and $0.34 million for the years ended December 31, 2003 and 2002, respectively.
      Management’s assumptions used in calculating oil and gas reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. Any change could cause impairment expense to be recorded, impacting our net income or loss and our basis in the related asset. Any change in reserves directly impacts our estimate of future cash flows from the property, as well as the property’s fair value. Additionally, as management’s views related to future prices change, the change will affect the estimate of future net cash flows and the fair value estimates. Changes in either of these amounts will directly impact the calculation of impairment.

A majority of our production, revenue and cash flow from operating activities are derived from assets that are concentrated in a geographic area.
      Approximately 52% of our estimated proved reserves at December 31, 2004 and a substantially higher percentage of our production during 2004 were associated with our core South Louisiana properties (Burrwood and West Delta 83 Fields, Lafitte Field, Second Bayou Field and Plumb Bob Field). Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.

The oil and gas business involves many uncertainties, economic risks and operating risks that can prevent us from realizing profits and can cause substantial losses.
      Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs would be charged against earnings as impairments. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.
      The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. As a result, substantial liabilities to third parties or governmental entities may be incurred. The payment of these amounts could reduce or eliminate the funds available for exploration, development or acquisitions. These reductions in funds could result in a loss of our properties. Additionally, some of our oil and gas operations are located in areas that are subject to weather disturbances such as hurricanes. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.
      Our senior credit facility, established in November 2001, as amended in February 2005, contains customary restrictions, including covenants limiting our ability to incur additional debt, grant liens, make investments, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions and enter into transactions with affiliates. We recently received a non-binding commitment from the lenders under our credit facilities for an expansion and extension of our existing credit facilities, however, no substantive changes to these covenants is anticipated. We also are required to meet specified financial ratios under the terms of our credit facility. As of September 30, 2005, we were not in compliance with the working capital ratio and tangible net worth covenants and had received a waiver from our lenders. These restrictions may make it difficult for us to successfully execute our business strategy or to compete in our industry with companies not similarly restricted.

We may be unable to identify liabilities associated with the properties that we acquire or obtain protection from sellers against them.
      The acquisition of properties requires us to assess a number of factors, including recoverable reserves, development and operating costs and potential environmental and other liabilities. Such assessments are inexact and inherently uncertain. In connection with the assessments, we perform a review of the subject properties, but such a review will not reveal all existing or potential problems. In the course of our due diligence, we may not inspect every well, platform or pipeline. We cannot necessarily observe structural and environmental problems, such as pipeline corrosion, when an inspection is made. We may not be able to obtain contractual indemnities from the seller for liabilities that it created. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.
      Development, production and sale of natural gas and oil in the U.S. are subject to extensive laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

•	discharge permits for drilling operations;

•	bonds for ownership, development and production of oil and gas properties;

•	reports concerning operations; and

•	taxation.
      Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase our costs. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Competition in our industry is intense, and we are smaller and have a more limited operating history than some of our competitors.
      We compete with major and independent natural gas and oil companies for property acquisitions. We also compete for the equipment and labor required to operate and to develop these properties. Some of our competitors have substantially greater financial and other resources than us. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for natural gas and oil properties and may be able to define, evaluate, bid for and acquire a greater number of properties than we can. Our ability to acquire additional properties and develop new and existing properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.
      Our success will depend on our ability to retain and attract experienced engineers, geoscientists and other professional staff. We depend to a large extent on the efforts, technical expertise and continued employment of these personnel and members of our management team. If a significant number of them resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

Some of our operations are exposed to the additional risk of tropical weather disturbances.
      Some of our production and reserves are located in South Louisiana. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, Hurricanes Katrina and Rita impacted our South Louisiana operations in the third quarter of 2005 causing the shut-in of our Burrwood/ West Delta 83 and Lafitte fields in late August and the shut-in of our Second Bayou field in late September. Prior to the Hurricane Katrina shut-in, we estimate that our net production from the fields in South Louisiana affected by the two hurricanes averaged approximately 12,500 Mcfe per day and we have presently restored approximately two-thirds of this lost production as of the date of this prospectus. Damage to our facilities due to the two hurricanes was substantially covered by insurance. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks.
      Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

Terrorist attacks or similar hostilities may adversely impact our results of operations.
      The impact that future terrorist attacks or regional hostilities (particularly in the Middle East) may have on the energy industry in general, and on us in particular, is unknown. Uncertainty surrounding military strikes or a sustained military campaign may affect our operations in unpredictable ways, including disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, processing plants and refineries, could be direct targets of, or indirect casualties of, an act of terror or war. Moreover, we have incurred additional costs since the terrorist attacks of September 11, 2001 to safeguard certain of our assets and we may be required to incur significant additional costs in the future.
      The terrorist attacks on September 11, 2001 and the changes in the insurance markets attributable to such attacks have made certain types of insurance more difficult for us to obtain. There can be no assurance that insurance will be available to us without significant additional costs. Instability in the financial markets as a result of terrorism or war could also affect our ability to raise capital.
Risks Related to Our Common Stock

We do not intend to pay, and are restricted in our ability to pay, dividends on our common stock.
      We have never declared or paid cash dividends on our common stock. We currently intend to retain future earnings and other cash resources, if any, for the operation and development of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, our current credit facility prohibits us from paying cash dividends on our common stock. Any future dividends may also be restricted by any loan agreements that we may enter into from time to time.

Insiders own a significant amount of common stock, giving them influence or control in corporate transactions and other matters, and the interests of these individuals could differ from those of other stockholders.
      As of September 30, 2005, members of our board of directors and our management team beneficially own approximately 50% of our outstanding shares of common stock. As a result, these stockholders are in a position to significantly influence or control the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Their control of us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.
      Our certificate of incorporation authorize our board of directors to issue preferred stock without shareholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us. In addition, provisions of the certificate of incorporation and bylaws, such as limitations on shareholder proposals at meetings of shareholders and restrictions on the ability of our shareholders to call special meetings, could also make it more difficult for a third party to acquire control of us. Our bylaws provide that our board of directors is divided into three classes, each elected for staggered three-year terms. Thus, control of the board of directors cannot be changed in one year; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed
      These provisions of our certificate of incorporation and bylaws may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the common stock. Please read “Description of Capital Stock” for additional details concerning the provisions of our certificate of incorporation and bylaws.
Risks Related to Debt Securities

If an active trading market does not develop for a series of Debt Securities sold pursuant to this prospectus, you may be unable to sell any such Debt Securities or to sell any such Debt Securities at a price that you deem sufficient.
      Unless otherwise specified in an accompanying prospectus supplement, any Debt Securities sold pursuant to this prospectus will be new securities for which there currently is no established trading market. We may elect not to list any Debt Securities sold pursuant to this prospectus on a national securities exchange. While the underwriters of a particular offering of Debt Securities may advise us that they intend to make a market in those Debt Securities, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any series of Debt Securities will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any Debt Securities you may own or the price at which you may be able to sell your Debt Securities.

A guarantee of Debt Securities could be voided if the guarantors fraudulently transferred their guarantees at the time they incurred the indebtedness, which could result in the holders of Debt Securities being able to rely on only Goodrich Petroleum Corporation to satisfy claims.
      Any series of Debt Securities issued pursuant to this prospectus may be fully, irrevocably and unconditionally guaranteed by the Subsidiary Guarantors. However, under United States bankruptcy law and comparable provisions of state fraudulent transfer laws, such a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.
      In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

Holders of any Debt Securities sold pursuant to this prospectus will be effectively subordinated to all of our and the Subsidiary Guarantors’ secured indebtedness and to all liabilities of any non-guarantor subsidiaries.
      Holders of our secured indebtedness, including the indebtedness under our credit facility, have claims with respect to our assets constituting collateral for their indebtedness that are prior to the claims of any Debt Securities sold pursuant to this prospectus. In the event of a default on such Debt Securities or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on Debt Securities sold pursuant to this prospectus. Accordingly, the secured indebtedness would effectively be senior to such series of Debt Securities to the extent of the value of the collateral securing the indebtedness. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the Debt Securities issued pursuant to this prospectus and the holders of other claims against us with respect to our other assets.
      In addition, the Subsidiary Guarantors may not constitute all of our subsidiaries and any series of Debt Securities issued and sold pursuant to this prospectus may not be guaranteed by all of our subsidiaries, and our non-guarantor subsidiaries will be permitted to incur additional indebtedness under the indenture. As a result, holders of such Debt Securities may be effectively subordinated to claims of third party creditors, including holders of indebtedness, and preferred shareholders of these non-guarantor subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental taxing authorities, holders of indebtedness or guarantees issued by the non-guarantor subsidiaries and preferred shareholders of the non-guarantor subsidiaries, will generally have priority as to the assets of the non-guarantor subsidiaries over our claims and equity interests. As a result, holders of our indebtedness, including the holders of the Debt Securities sold pursuant to this prospectus, will be effectively subordinated to all those claims.

THE COMPANY
      We are an independent oil and gas company engaged in the exploration, exploitation, development and production of oil and natural gas properties primarily in the Cotton Valley Trend of East Texas and Northwest Louisiana and in the transition zone of South Louisiana. At December 31, 2004, we owned working interests in 89 active oil and gas wells located in 18 fields in four states. At December 31, 2004, we had estimated proved reserves of approximately 5.6 million barrels of oil and condensate and 67.7 billion cubic feet, or Bcf, of natural gas, or an aggregate of 101.21 Bcf equivalent, or Bcfe, with a pre-tax present value of future net reserves, discounted at 10 percent, of $241.5 million and an after-tax present value of future net revenues of $180.7 million.
      Our principal executive offices are located at 808 Travis Street, Suite 1320, Houston, Texas 77002. We also have an office in Shreveport, Louisiana. Our common stock is listed on the New York Stock Exchange under the symbol “GDP.”
BUSINESS STRATEGY
      Our business strategy is to provide long term growth in net asset value per share, through the growth and expansion of our oil and gas reserves and production. We focus on adding reserve value through the careful evaluation and aggressive pursuit of oil and gas drilling and acquisition opportunities. Economic analyses are prepared on each drilling and acquisition opportunity with criteria of adding net present value for every dollar invested. In addition, we implemented an active hedging program designed to partially reduce commodity price risks in an effort to realize the desired economic returns.
      Several of the key elements of our business strategy are the following:

•	Exploit and Develop Existing Property Base. We seek to maximize the value of our existing assets by developing and exploiting properties with the highest production and reserve growth potential. We intend to concentrate on developing our multi-year inventory of drilling locations in the Cotton Valley Trend, currently totaling approximately 115,000 gross acres (65,000 net acres), while selectively pursuing exploitation and development opportunities on our South Louisiana transition zone properties. We are continually performing field studies of our existing properties and reevaluating exploration and development opportunities using advanced technologies.

•	Focus on Low Operating Costs. We continually seek ways to minimize lease operating expenses and overhead expenses. We will continue to seek to control costs to the greatest extent possible by controlling our operations. As we continue to develop our Cotton Valley Trend properties, our overall operating costs per Mcfe are expected to decrease due to the lower cost nature of our Cotton Valley operations.

•	Selectively Grow Through Exploration. We conduct an active exploration program, both within and outside our existing properties, that is designed to complement our lower risk exploitation and development efforts with moderate risk exploration projects offering greater production and reserve potential. We utilize 3-D seismic data and other technical applications, as appropriate, to manage our exploration risk. We will also attempt to reduce our risk on exploration projects, when appropriate, through the sale of working interests to outside drilling partners on a promoted basis.

•	Pursue Strategic Acquisitions and Divestitures. We concentrate our efforts in areas where we can apply our technical expertise and where we have significant operational control or experience. To leverage our extensive regional knowledge base, we seek to acquire leasehold acreage with significant drilling potential in areas, such as the Cotton Valley Trend and South Louisiana, which exhibit similar characteristics to our existing properties. We continually strive to rationalize our portfolio of properties by selling marginal properties in an effort to redeploy capital to exploitation, development and exploration projects which offer a potentially higher overall return.

•	Maintain an Active Hedging Program. We actively manage our exposure to commodity price fluctuations by hedging meaningful portions of our expected production through the use of derivatives, typically fixed price swaps and costless collars. The level of our hedging activity and the duration of the instruments employed depend upon our view of market conditions, available hedge prices and our operating strategy.

ABOUT THE SUBSIDIARY GUARANTORS
      Goodrich Petroleum Corporation is a holding company. We conduct all of our operations through our subsidiaries. Goodrich Petroleum Company, LLC, Goodrich Petroleum Company — Lafitte, LLC and LECE, Inc. are our only subsidiaries as of the date of this prospectus and, if so indicated in an accompanying prospectus supplement, each of these subsidiaries may jointly and severally, fully, irrevocably and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus. We refer to these subsidiary guarantors in this prospectus as the “Subsidiary Guarantors.” Financial information concerning our Subsidiary Guarantors and non-guarantor subsidiaries will be included in our consolidated financial statements filed as a part of our periodic reports filed pursuant to the Exchange Act to the extent required by the rules and regulations of the SEC.
      Additional information concerning our subsidiaries and us is included in reports and other documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”
USE OF PROCEEDS
      Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from any sales of securities by us under this prospectus for general corporate purposes.
RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERENCE SECURITIES DIVIDENDS
      The following table contains our consolidated ratios of earnings to fixed charges and ratios of earnings to fixed charges plus preferred stock dividends for the periods indicated.

						Nine Months
						Ended
	Years Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

Ratio of earnings to fixed charges	1.79	3.67	—	6.75	15.48	13.18	—
Ratio of earnings to fixed charges and preference securities dividends	1.41	2.10	—	3.50	8.25	8.23	—
      The ratios were computed by dividing earnings by fixed charges and by fixed charges plus preferred stock dividends, respectively. For this purpose, “earnings” represent the aggregate of (i) income from continuing operations before income taxes and (ii) fixed charges (excluding capitalized interest). “Fixed charges” consists of interest expense, amortization of debt discount and deferred financing costs. The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the year ended December 31, 2002 was $0.47 million in each case. The deficiency of earnings necessary to cover fixed charges and fixed charges plus dividends for the nine months ended September 30, 2005 was $38.97 million in each case.

DESCRIPTION OF DEBT SECURITIES
      The Debt Securities will be either our senior debt securities (“Senior Debt Securities”) or our subordinated debt securities (“Subordinated Debt Securities”). The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate Indentures among us, the Subsidiary Guarantors of such Debt Securities, if any, and a trustee to be determined (the “Trustee”). Senior Debt Securities will be issued under a “Senior Indenture” and Subordinated Debt Securities will be issued under a “Subordinated Indenture.” Together, the Senior Indenture and the Subordinated Indenture are called “Indentures.”
      The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that are offered by a prospectus supplement will be described in the prospectus supplement.
      Unless the Debt Securities are guaranteed by our subsidiaries as described below, the rights of Goodrich and our creditors, including holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter’s liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourself be a creditor with recognized claims against such subsidiary.
      We have summarized selected provisions of the Indentures below. The summary is not complete. The form of each Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the Indentures for provisions that may be important to you. In the summary below we have included references to article or section numbers of the applicable Indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular article or sections or defined terms of the Indentures, those article or sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.
General
      The Indentures provide that Debt Securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series (Section 301). We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The Debt Securities may be our secured or unsecured obligations.
      The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined) as described under “— Subordination of Subordinated Debt Securities” and in the prospectus supplement applicable to any Subordinated Debt Securities.
      If the prospectus supplement so indicates, the Debt Securities will be convertible into our common stock (Section 301).
      If specified in the prospectus supplement, our subsidiaries (the “Subsidiary Guarantors”) will fully and unconditionally guarantee (the “Subsidiary Guarantees”) on a joint and several basis the Debt Securities as described under “— Subsidiary Guarantees” and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of Subordinated Debt Securities will be subordinated to the Senior Debt of the Subsidiary Guarantors on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt (Article Thirteen).
      The applicable prospectus supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities:
      (1) the title of the Debt Securities;
      (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and, if Subordinated Debt Securities, the related subordination terms;

      (3) whether any of the Subsidiary Guarantors will provide Subsidiary Guarantees of the Debt Securities;
      (4) any limit on the aggregate principal amount of the Debt Securities;
      (5) the dates on which the principal of the Debt Securities will be payable;
      (6) the interest rate that the Debt Securities will bear and the interest payment dates for the Debt Securities;
      (7) the places where payments on the Debt Securities will be payable;
      (8) any terms upon which the Debt Securities may be redeemed, in whole or in part, at our option;
      (9) any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the Debt Securities;
      (10) the portion of the principal amount, if less than all, of the Debt Securities that will be payable upon declaration of acceleration of the Maturity of the Debt Securities;
      (11) whether the Debt Securities are defeasible;
      (12) any addition to or change in the Events of Default;
      (13) whether the Debt Securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate and any adjustments thereto and the conversion period;
      (14) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and
      (15) any other terms of the Debt Securities not inconsistent with the provisions of the Indenture (Section 301).
      Debt Securities, including any Debt Securities which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof (“Original Issue Discount Securities”), may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any Debt Securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.
Subordination of Subordinated Debt Securities
      The indebtedness evidenced by the Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture with respect to each series of Subordinated Debt Securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the Senior Debt Securities, and it may also be senior in right of payment to all of our Subordinated Debt (Article Twelve of the Subordinated Indenture). The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution respecting that series following any liquidation, dissolution or other winding-up, or any assignment for the benefit of creditors or other marshaling of assets or any bankruptcy, insolvency or similar proceedings;

•	the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

•	the definition of Senior Debt applicable to the Subordinated Debt Securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.
      The prospectus supplement will also describe as of a recent date the approximate amount of Senior Debt to which the Subordinated Debt Securities of that series will be subordinated.
      The failure to make any payment on any of the Subordinated Debt Securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the Subordinated Debt Securities arising from any such failure to make payment.
      The subordination provisions described above will not be applicable to payments in respect of the Subordinated Debt Securities from a defeasance trust established in connection with any legal defeasance or covenant defeasance of the Subordinated Debt Securities as described under “— Legal Defeasance and Covenant Defeasance.”
Subsidiary Guarantees
      If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the Debt Securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.
      Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our payment obligations under the Indentures and the Debt Securities of a series, whether for principal of, premium, if any, or interest on the Debt Securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the “Guaranteed Obligations”). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor (Section 1302).
      In the case of Subordinated Debt Securities, a Subsidiary Guarantor’s Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the Subordinated Debt Securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the Subordinated Debt Securities are suspended by the subordination provisions of the Subordinated Indenture (Article Fourteen of the Subordinated Indenture).
      Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally (Section 1306).
      Each Subsidiary Guarantee will be a continuing guarantee and will:
      (1) remain in full force and effect until either (a) payment in full of all the applicable Debt Securities (or such Debt Securities are otherwise satisfied and discharged in accordance with the provisions of the applicable Indenture) or (b) released as described in the following paragraph;
      (2) be binding upon each Subsidiary Guarantor; and
      (3) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their successors, transferees and assigns.
      In the event that a Subsidiary Guarantor ceases to be a Subsidiary, either legal defeasance or covenant defeasance occurs with respect to the series or all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor is sold, including by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be released and discharged of its obligations under its Subsidiary

Guarantee without any further action required on the part of the Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee (Section 1304). In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.
Form, Exchange and Transfer
      The Debt Securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof (Section 302).
      At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount (Section 305).
      Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in that connection. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any Debt Securities will be named in the applicable prospectus supplement (Section 305). We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series (Section 1002).
      If the Debt Securities of any series (or of any series and specified tenor) are to be redeemed in part, we will not be required to (1) issue, register the transfer of or exchange any Debt Security of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part (Section 305).
Global Securities
      Some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities that will have an aggregate principal amount equal to that of the Debt Securities they represent. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.
      Notwithstanding any provision of the Indentures or any Debt Security described in this prospectus, no Global Security may be exchanged in whole or in part for Debt Securities registered, and no transfer of a

Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:
      (1) the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture, and in either case we fail to appoint a successor Depositary within 90 days;
      (2) an Event of Default with respect to the Debt Securities represented by such Global Security has occurred and is continuing and the Trustee has received a written request from the Depositary to issue certificated Debt Securities; or
      (3) other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.
      All certificated Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct (Sections 205 and 305).
      As long as the Depositary, or its nominee, is the registered holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the Debt Securities that it represents for all purposes under the Debt Securities and the applicable Indenture (Section 308). Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any Debt Securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated Debt Securities in exchange for those interests and will not be considered to be the owners or Holders of such Global Security or any Debt Securities that is represents for any purpose under the Debt Securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of Debt Securities take physical delivery of such Debt Securities in certificated form. These laws may impair the ability to transfer beneficial interests in a Global Security.
      Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee (“participants”) and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of Debt Securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants’ interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Trustees or the agents of ourself, the Subsidiary Guarantors or the Trustees will have any responsibility or liability for any aspect of the Depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.
Payment and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest (Section 307).
      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest on Debt Securities in certificated form may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to Senior Debt Securities of each series, and the corporate trust office of the Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to Subordinated Debt Securities of each series. Any other Paying Agents initially designated by us for the Debt Securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series (Section 1002).
      All money paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such Debt Security thereafter may look only to us for payment (Section 1003).
Consolidation, Merger and Sale of Assets
      Unless otherwise specified in the prospectus supplement, we may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a “successor Person”), and may not permit any Person to consolidate with or merge into us, unless:
      (1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;
      (2) immediately before and after giving pro forma effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and
      (3) several other conditions, including any additional conditions with respect to any particular Debt Securities specified in the applicable prospectus supplement, are met (Section 801).
Events of Default
      Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to Debt Securities of any series:
      (1) failure to pay principal of or any premium on any Debt Security of that series when due, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;
      (2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days, whether or not, in the case of Subordinated Debt Securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;
      (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series, whether or not, in the case of Subordinated Debt Securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;
      (4) failure to perform or comply with the provisions described under “— Consolidation, Merger and Sale of Assets”;
      (5) failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Trustee, or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;
      (6) Indebtedness of ourself, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million;
      (7) any judgment or decree for the payment of money in excess of $20.0 million is entered against us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor, remains outstanding for a period of 60 consecutive days following entry of such judgment and is not discharged, waived or stayed;
      (8) certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or, if a Subsidiary Guarantor has guaranteed the series, such Subsidiary Guarantor; and
      (9) if any Subsidiary Guarantor has guaranteed such series, the Subsidiary Guarantee of any such Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture) (Section 501).
      If an Event of Default (other than an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above) with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the applicable Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Debt Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security) to be due and payable immediately, together with any accrued and unpaid interest thereon. If an Event of Default with respect to Goodrich Petroleum Corporation described in clause (8) above with respect to the Debt Securities of any series at the time Outstanding occurs, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security, such specified amount) will automatically, and without any action by the applicable Trustee or any Holder, become immediately due and payable, together with any accrued and unpaid interest thereon. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture (Section 502). For information as to waiver of defaults, see “— Modification and Waiver” below.
      Subject to the provisions of the Indentures relating to the duties of the Trustees in case an Event of Default has occurred and is continuing, each Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders have offered to such Trustee reasonable security or indemnity (Section 603). Subject to such provisions for the indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).
      No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:
      (1) such Holder has previously given to the Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the Debt Securities of that series;
      (2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

      (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer (Section 507).
      However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security or, if applicable, to convert such Debt Security (Section 508).
      We will be required to furnish to each Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults (Section 1004).
Modification and Waiver
      Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors, if applicable, and the applicable Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:
      (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security;
      (2) reduce the principal amount of, or any premium or interest on, any Debt Security;
      (3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof;
      (4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security;
      (5) impair the right to institute suit for the enforcement of any payment due on or any conversion right with respect to any Debt Security;
      (6) modify the subordination provisions in the case of Subordinated Debt Securities, or modify any conversion provisions, in either case in a manner adverse to the Holders of the Subordinated Debt Securities;
      (7) except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;
      (8) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;
      (9) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;
      (10) modify such provisions with respect to modification, amendment or waiver (Section 902); or
      (11) following the making of an offer to purchase Debt Securities from any Holder that has been made pursuant to a covenant in such Indenture, modify such covenant in a manner adverse to such Holder.
      The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture (Section 1009). The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series (Section 513).
      Each of the Indentures provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:
      (1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of maturity to such date;
      (2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security;
      (3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the United States-dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause); and
      (4) certain Debt Securities, including those owned by us, any Subsidiary Guarantor or any of our other Affiliates, will not be deemed to be Outstanding (Section 101).
      Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, only persons who are Holders of Outstanding Debt Securities of that series on the record date may take such action. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time (Section 104).
Satisfaction and Discharge
      Each Indenture will be discharged and will cease to be of further effect as to all outstanding Debt Securities of any series issued thereunder, when:
      (1) either:

(a) all outstanding Debt Securities of that series that have been authenticated (except lost, stolen or destroyed Debt Securities that have been replaced or paid and Debt Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b) all outstanding Debt Securities of that series that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited with the Trustee as trust funds money in an amount sufficient, without consideration of any reinvestment of interest, to pay the entire indebtedness of such Debt Securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the Stated Maturity or redemption date;

      (2) we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the Debt Securities of that series; and
      (3) we have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Debt Securities of that series have been satisfied (Article Four).
Legal Defeasance and Covenant Defeasance
      If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, which we call “legal defeasance” or Section 1503, relating to defeasance of certain restrictive covenants applied to the Debt Securities of any series, or to any specified part of a series, which we call “covenant defeasance” (Section 1501).
      Legal Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any Debt Securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, with respect to such Debt Securities (except for certain obligations to convert, exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things:
      (1) we have delivered to the applicable Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;
      (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing at the time of such deposit or, with respect to any Event of Default described in clause (8) under “— Events of Default,” at any time until 121 days after such deposit;
      (3) such deposit and legal defeasance will not result in a breach or violation of, or constitute a default under, any agreement or instrument (other than the applicable Indenture) to which we are a party or by which we are bound;
      (4) in the case of Subordinated Debt Securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and
      (5) we have delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940 (Sections 1502 and 1504).
      Covenant Defeasance. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any Debt Securities, we may omit to comply with certain restrictive covenants (but not to conversion, if applicable), including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause (5) (with respect to such restrictive covenants) and clauses (6), (7) and (9) under “Events of Default” and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Such covenant defeasance may occur only if we have delivered to the applicable Trustee an Opinion of Counsel that in effect says that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), (4) and (5) above are satisfied. If we exercise this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments (Sections 1503 and 1504).
      If we exercise either our legal defeasance or covenant defeasance option, any Subsidiary Guarantees will terminate (Section 1304)
Notices
      Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register (Sections 101 and 106).
Title
      We, the Subsidiary Guarantors, the Trustees and any agent of us, the Subsidiary Guarantors or a Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner of the Debt Security (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes (Section 308).
Governing Law
      The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York (Section 112).
DESCRIPTION OF CAPITAL STOCK
      As of September 30, 2005, our authorized capital stock was 60,000,000 shares. Those shares consisted of (a) 10,000,000 shares of preferred stock, $1.00 par value, 791,968 of which were outstanding; and (b) 50,000,000 shares of common stock, $0.20 par value, of which 24,787,412 shares were outstanding. In addition, as of December 31, 2004, approximately 1,889,500 shares of common stock were reserved for issuance pursuant to our stock option plans, of which options to purchase 410,500 shares at a weighted average exercise price of $10.30 per share had been issued.
      The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our certificate of incorporation and bylaws, which are incorporated in this prospectus by reference as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable law.

Common Stock
      Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share held of record of common stock has one vote on all matters voted on by our shareholders, including the election of our directors. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock.
      No share of common stock affords any preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.
      Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor, subject to any dividend preferences of any outstanding shares of preferred stock. Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “GDP.”
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is ComputerShare Investor Services, LLC.
Preferred Stock
      As of the date of this prospectus, we have 8,625,000 shares of authorized but unissued preferred stock which are undesignated. Currently 1,375,000 shares of preferred stock are designated as Series A Convertible Preferred Stock, 791,968 shares of which are currently outstanding. The Series A preferred stock has a par value of $1.00 per share, with a liquidation preference of $10.00 per share. It is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at an initial conversion rate of 0.4167 shares of common stock per share of Series A preferred stock. The Series A preferred stock will automatically convert into common stock at a rate of 0.4167 shares of common stock for each share of Series A preferred stock if the closing price for the Series A preferred stock exceeds $15.00 per share for ten consecutive trading days.
      At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

•	adopt resolutions to issue preferred stock in one or more classes or series;

•	fix or change the number of shares constituting any class or series of preferred stock; and

•	establish or change the rights of the holders of any class or series of preferred stock.
      The rights of any class or series of preferred stock may include, among others:

•	general or special voting rights;

•	preferential liquidation or preemptive rights;

•	preferential cumulative or noncumulative dividend rights;

•	redemption or put rights; and

•	conversion or exchange rights.

      We may issue shares of, or rights to purchase, preferred stock the terms of which might:

•	adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

•	discourage an unsolicited proposal to acquire us; or

•	facilitate a particular business combination involving us.
      Any of these actions could discourage a transaction that some or a majority of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over its then market price.
Series A Convertible Preferred Stock
      General. As of the date of this prospectus, we have 791,968 shares Series A Convertible Preferred Stock outstanding. The Series A Convertible Preferred Stock has a liquidation preference of $10.00 per share. It is convertible at the option of the holder at any time, unless earlier redeemed, into shares of our common stock at the present conversion rate of 0.4167 shares of common stock per share of Series A preferred stock. The Series A preferred stock will automatically convert into common stock at a rate of 0.4167 shares of common stock for each share of Series A preferred stock if the closing price for the Series A preferred stock exceeds $15.00 per share for ten consecutive trading days.
      Ranking. Our Series A Convertible Preferred Stock ranks senior to our common stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.
      While any shares of any series of our Series A Convertible Preferred Stock are outstanding, we may not authorize, increase the authorized amount of, or issue any shares of, any class or series of stock (or any security convertible into Senior Stock) having rights pari passu with the Series A Convertible Preferred Stock as to dividends or liquidation and any right to vote, whether as a separate class or otherwise, on any matter as to which the Series A Convertible Preferred Stock is not entitled to vote (other than a matter that can have no effect on the rights of the Series A Convertible Preferred Stock) without the affirmative vote of the holders of at least 50% of the outstanding shares of Series A Convertible Preferred Stock voting separately as a class. See “— Voting Rights” below.
      Dividends. Holders of shares of Series A Convertible Preferred Stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 8% per share on the liquidation preference thereof of $10 per share of Series A Convertible Preferred Stock (equivalent to $0.80 per annum per share). Dividends are payable quarterly on March 31, June 30, September 30 and December 31 of each year.
      Accumulations of dividends on shares of the Series A Convertible Preferred Stock do not bear interest. Dividends payable on the Convertible Preferred Stock for any period less than a full dividend period (based upon the number of days elapsed during the period) are computed on the basis of a 360-day year consisting of twelve 30-day months.
      No dividends or other distributions (other than a dividend payable solely in shares of common stock or other capital stock ranking junior as to dividend rights to the Series A Convertible Preferred Stock) may be declared, made or paid, or set apart for payment and purchases, redemptions or other acquisitions of shares of common stock or other capital stock ranking junior as to dividend rights to the Series A Convertible Preferred may not be unless all accrued and unpaid dividends (including the full dividend for the then current dividend period) have been paid or declared and set apart for payment.
      Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Series A Convertible Preferred Stock, is limited by the terms of our outstanding indebtedness.
      Liquidation Preference. In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Series A Convertible Preferred Stock will be entitled to receive and to be paid out of our assets legally available for distribution to our stockholders, before any payment or distribution is made to holders of common stock, or other class or series of capital stock ranking junior to the Series A Convertible Preferred Stock in liquidation rights, a liquidation preference in the amount of $10 per share of the Series A Convertible Preferred Stock, plus accrued and unpaid dividends thereon to the date fixed for liquidation, winding-up or dissolution. However, such rights shall accrue to the holders of the Series A Preferred Stock only in the event that payments with respect to the liquidation preferences of the holders of our capital stock ranking senior as to liquidation rights to the Series A Convertible Preferred Stock are fully met. The holders of Series A Convertible Preferred Stock and all classes of stock hereafter issued that rank on a parity as to liquidation rights with the Series A Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with the liquidation, winding-up or dissolution of its business), nor our merger, consolidation or other business combination into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.
      The Series A Convertible Preferred Stock designation does not contain any provisions requiring funds to be set aside to protect the liquidation preference of the Convertible Preferred Stock.
      Voting Rights. The holders of the Series A Convertible Preferred Stock have no voting rights except as set forth below or as otherwise required by the Delaware General Corporation Law.
      If dividends on the Series A Convertible Preferred Stock are in arrears and unpaid for six or more quarterly periods (whether or not consecutive), the holders of the Series A Convertible Preferred Stock, voting as a separate class with any other stock having parity with the Series A Convertible Preferred Stock as to dividends and having similar voting rights that are exercisable, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of additional directors, the number of directors that compose our board shall be increased by two. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock has been paid in full.
      In addition, the affirmative vote of the holders of at least 66 2/3% of outstanding Series A Convertible Preferred Stock, voting separately as a class, is required to (i) amend, alter or repeal (by merger or otherwise) any provision of our Certificate of Incorporation or the Bylaws to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Convertible Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, having rights senior to the Series A Convertible Preferred Stock as to dividends or liquidation, or (iii) effect any reclassification of the Series A Convertible Preferred Stock.
      So long as any Series A Convertible Preferred Stock is outstanding, we will not, without the affirmative vote of the holders of at least 50 percent of all outstanding shares of Series A Preferred Stock, voting separately as a class, whether or not a vote of the stockholders would otherwise be required by law, (i) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, having rights pari passu with the Series A Convertible Preferred Stock as to dividends or liquidation and any right to vote, whether as a separate class or otherwise, on any matter (other than a matter that can have no effect on the rights of the Series A Convertible Preferred Stock) as to which the Series A Convertible Preferred Stock is not entitled to vote, or (ii) incur indebtedness for money borrowed or authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, having rights pari passu with the Series A Convertible Preferred Stock as to dividends or liquidation if, immediately following such event, Adjusted Stockholders’ Equity shall be less than the aggregate liquidation preferences of the Series A Convertible Preferred Stock and all classes and series of stock of the Corporation ranking senior to or pari passu with the Series A Convertible Preferred Stock as to liquidation preference. Adjusted Stockholders’ Equity shall mean the Stockholders’ Equity of the Corporation, as shown on its most recent balance sheet filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) increased by (A) any amount of any liability or other reduction in Stockholders’ Equity attributable to the Series A Convertible Preferred Stock and any class or series of our stock ranking senior to or pari passu with the Series A Preferred Stock as to liquidation preference and (B) the net proceeds of any of our equity financing since the date of such balance sheet, and reduced by the amount of any reduction in Stockholders’ Equity resulting from a disposition of assets since the date of such balance sheet which disposition of assets is required to be described on Form 8-K under the Exchange Act.
      In all cases in which the holders of Series A Convertible Preferred Stock are entitled to vote, each share of Series A Convertible Preferred Stock shall be entitled to one vote.
      Redemption. We may, at our option, redeem all or part of the shares of the Series A Convertible Preferred Stock then outstanding on any date set by the Board of Directors at any time. The redemption price, to be paid in cash, for each share of Series A Convertible Preferred Stock shall be $12.00 plus any accrued and unpaid dividends, whether or not declared.
      If fewer than all of the outstanding shares of Series A Convertible Preferred Stock are to be redeemed we will designate those shares to be redeemed pro rata or by lot or in such other manner as our Board of Directors may determine. We will have no mandatory redemption, retirement or sinking fund obligation with respect to the Series A Preferred Stock. In the event that we are in arrears on the payment of accrued and unpaid dividends on the Series A Preferred Stock, we will not redeem any of the then outstanding shares of the Series A Convertible Preferred Stock until all such accrued dividends and (except with respect to shares to be redeemed) the then current quarterly dividend have been paid in full.
      Corporate Change. If a Corporate Change (as defined below) should occur with respect to us, each holder of Series A preferred stock shall have the right, at the holder’s option, for a period of 45 days after the mailing of a notice by us that a Corporate Change has occurred, to convert all, but not less than all, of such holder’s Series A preferred stock into Marketable Stock (as defined below) with an aggregate Market Value (as defined below) equal to the Adjusted Value (as defined below) of the Series A preferred stock. If following a Corporate Change no Marketable Stock is outstanding, each holder of Series A preferred stock will have a special conversion right, if he so elects, to receive an amount of securities, cash or other property distributed to holders of common stock in the Corporate Change. The value of such amount will equal the Adjusted Value per share of the Series A preferred stock. We or our successor, as the case may be, may, at our/their option, in lieu of providing Marketable Stock, provide the holder with cash equal to the Adjusted Value of the shares of Series A preferred stock. If the Series A preferred stock becomes subject to this special conversion right due to a Corporate Change, the Series A preferred stock remains convertible into the kind and amount of securities, cash or other assets that the holders would have owned immediately after the Corporate Change if the holders had converted the Series A preferred stock immediately before the effective date of the Corporate Change.
      At least 30 days prior to the proposed effective date of a Corporate Change, we will mail to each holder of Series A preferred stock a notice setting forth the details of the proposed Corporate Change and the special conversion right. Within 30 days of the occurrence of a Corporate Change with respect to us, we will mail to each registered holder of Series A preferred stock a notice of such occurrence setting forth details regarding the special conversion right of such Corporate Change. A holder of Series A preferred stock must exercise the special conversion right within the 45-day period after the mailing of such notice of occurrence by us or such special conversion right shall expire. Exercise of such conversion right shall be irrevocable, and dividends on Series A preferred stock tendered for special conversion shall cease to accrue from and after the conversion date.

      A “Corporate Change” means:

•	the occurrence of any transaction or event in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive cash, securities, property or other assets; or

•	the conveyance, sale, lease, assignment, transfer or other disposal of all or substantially all of our property, business or assets.
      The “Adjusted Value” of a share of Series A preferred stock is an amount equal to the Stated Value; provided, however, that if the Reference Value of a share of common stock exceeds both the Market Value of a share of common stock and the Applicable Value, then the Adjusted Value shall be determined by multiplying the greater of the Market Value of a share of common stock or the Applicable Value by the quotient of the Stated Value of a share of Series A preferred stock divided by the Reference Value per share of common stock.
      The “Applicable Value” means an amount equal to the sum of the cash, Market Value of Marketable Stock and the value of any other securities, property or other consideration distributed to holders of common stock for each share of common stock upon or in connection with a Corporate Change.
      “Market Value” of the common stock, or of the common stock of the corporation that is the successor to all or substantially all of our business and assets as a result of a Corporate Change, shall be the average of the closing market price of such common stock or other common stock, as the case may be, for the five business days ending on the last business day preceding the date of the Corporate Change.
      The term “Marketable Stock” means our common stock or the common stock of our successor as a result of a Corporate Change, which in either case is listed on the NYSE or the American Stock Exchange or approved for quotation in the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices in the United States.
      “Stated Value” of a share of Series A preferred stock converted during the 45-day period following the occurrence of a Corporate Change means the price per share we would be required to pay if we exercised our option to redeem such shares on the conversion date, plus an amount equal to the amount by which the Market Value of the common stock exceeds the exercise price of the Warrant.
      The term “Reference Value” means $0.24 per share as may be adjusted.
Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws
      The provisions of our certificate of incorporation and bylaws we summarize below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the common stock.
      Written Consent of Shareholders. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be taken at a duly called meeting of stockholders or by written consent of stockholders owning the minimum number of shares required to approve such action. Any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President, by a majority of the board of directors, on the written request of any two directors, or by the Secretary. A special meeting must be called by the Chairman of the Board, the President or the Secretary when a written request is delivered to such officer, signed by the holders of at least 10% of the issued and outstanding stock entitled to vote at such meeting.
      Advance Notice Procedure for Shareholder Proposals. Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors, as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•	with respect to an election to be held at the annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders;

•	with respect to an election to be held at a special meeting of stockholders for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to stockholders or public disclosure of the date of the meeting was made, whichever first occurs, and must contain specified information concerning the person to be nominated.
Notice of stockholders’ intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including with respect to the nomination of directors or considering any transaction that could result in a change in control. These advance notice procedures are not applicable prior to the trigger date.
      Classified Board; Removal of Director. Our bylaws provide that the members of our board of directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of shareholders, approximately one-third of the members of the board of directors are elected for a three-year term and the other directors remain in office until their three-year terms expire. Furthermore, our bylaws provide that neither any director nor the board of directors may be removed without cause, and that any removal for cause would require the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock entitled to vote for the election of directors. Thus, control of the board of directors cannot be changed in one year without removing the directors for cause as described above; rather, at least two annual meetings must be held before a majority of the members of the board of directors could be changed.
Limitation of Liability of Directors
      Our certificate of incorporation provide that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.
      The effect of these provisions is to eliminate the rights of Goodrich and our stockholders, through stockholders’ derivative suits on behalf of Goodrich, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
DESCRIPTION OF DEPOSITARY SHARES
General
      We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.
      We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC via a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.
Dividends and Other Distributions
      If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
      If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
      Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.
Charges of Bank Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.
Miscellaneous
      The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.
      Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and neither of us will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation and Removal of Bank Depositary
      The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
DESCRIPTION OF WARRANTS
      We may issue warrants for the purchase of our common stock. Warrants may be issued independently or together with Debt Securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the warrant agreements.

      You should refer to the prospectus supplement relating to a particular issue of warrants for the terms of and information relating to the warrants, including, where applicable:
      (1) the number of shares of common stock purchasable upon exercise of the warrants and the price at which such number of shares of common stock may be purchased upon exercise of the warrants;
      (2) the date on which the right to exercise the warrants commences and the date on which such right expires (the “Expiration Date”);
      (3) United States federal income tax consequences applicable to the warrants;
      (4) the amount of the warrants outstanding as of the most recent practicable date; and
      (5) any other terms of the warrants.
      Warrants will be offered and exercisable for United States dollars only. Warrants will be issued in registered form only. Each warrant will entitle its holder to purchase such number of shares of common stock at such exercise price as is in each case set forth in, or calculable from, the prospectus supplement relating to the warrants. The exercise price may be subject to adjustment upon the occurrence of events described in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which we may extend such Expiration Date), unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement relating to such warrants.
      Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of common stock, including the right to receive payments of any dividends on the common stock purchasable upon exercise of the warrants, or to exercise any applicable right to vote.
PLAN OF DISTRIBUTION
      We may sell securities pursuant to this prospectus in or outside the United States (a) through underwriters or dealers, (b) through agents or (c) in private sales directly to one or more purchasers, including our existing shareholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.
Sale Through Underwriters or Dealers
      If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.
      If we use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.
Direct Sales and Sales Through Agents
      We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.
      We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts
      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
      We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.
LEGAL MATTERS
      Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with certain of the offered securities. Vinson & Elkins L.L.P. has in the past represented the lenders under our credit facilities and is currently representing such lenders in conjunction with the proposed expansion and extension of our existing credit facilities. The validity of issuance of certain of the offered securities and other matters arising under Louisiana law are being passed upon by Sinclair Law Firm, L.L.C., Shreveport, Louisiana. Legal counsel to any underwriters may pass upon legal matters for such underwriters.
EXPERTS
      The consolidated financial statements of Goodrich Petroleum Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated in this prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004, consolidated financial statements also refers to a change in the method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” as of January 1, 2003.

Prospectus Supplement

Prospectus

3,300,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

November 30, 2006

Bear, Stearns & Co. Inc.